EXHIBIT 10.1
STOCK PURCHASE AGREEMENT
BY AND AMONG
HAT WORLD, INC.,
HAT SHACK, INC.,
AND
THE SHAREHOLDERS OF
HAT SHACK, INC.

STOCK PURCHASE AGREEMENT
     THIS STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of December 9, 2006, by and among HAT WORLD, INC., a Minnesota corporation (“Buyer”), HAT SHACK, INC., a Georgia corporation (the “Company”), and all the shareholders of the Company as set forth on the signature page hereto (individually, a “Seller” and collectively, the “Sellers”). Buyer, the Company, and Sellers are sometimes referred to individually as a “Party” and collectively as the “Parties”, and the Shareholders’ Committee shall be deemed a Party to the extent it acts on behalf of the Sellers as provided in this Agreement.
     WHEREAS, as of the date of this Agreement, Sellers collectively own 111,437 shares of Common Stock of the Company, 16,238 shares of Series A Convertible Preferred Stock of the Company and 30,000 shares of Series B Convertible Preferred Stock of the Company (collectively, the “Shares”; it being acknowledged that the term “Shares” shall also refer to the shares of the Company’s Common Stock into which the Company’s outstanding Series A Convertible Preferred Stock and Series B Convertible Preferred Stock will be converted into, and the shares of the Company’s Common Stock that will be issued pursuant to the exercise of stock options and warrants, immediately prior to Closing), which Shares constitute all of the issued and outstanding shares of capital stock of the Company;
     WHEREAS, Sellers desire to sell, and Buyer desires to purchase, all of the Shares, for the consideration and on the terms set forth in this Agreement; and
     WHEREAS, the Company, in consideration of the anticipated benefits to be received by the Company in connection with the closing of the transactions contemplated hereby, and in order to induce Buyer to enter into this Agreement, has agreed to be a Party to this Agreement for certain purposes as set forth herein.
     NOW, THEREFORE, in consideration of the mutual benefits to be derived from this Agreement, the representations, warranties, conditions, and promises hereinafter contained, and other consideration, the receipt and sufficiency of which are hereby acknowledged, each of the Parties hereby agrees as follows:
ARTICLE I
SALE AND TRANSFER OF SHARES; CLOSING
     Section 1.1. Sale and Transfer of Shares. Subject to the terms and conditions of this Agreement, at the Closing, Sellers shall sell and transfer the Shares to Buyer, and Buyer shall purchase the Shares from Sellers.
     Section 1.2. Purchase Price. The purchase price (the “Purchase Price”) for the Shares shall be $18,000,000, adjusted initially by the Estimated Closing Adjustment Amount and finally by the Closing Adjustment Amount. In accordance with Section 1.4(b), at the Closing, the Purchase Price, prior to adjustment by the Closing Adjustment Amount, shall be delivered as follows:
          (a) $14,500,000, adjusted by the Estimated Closing Adjustment Amount, if applicable, and less an amount equal to the Potential Lost Lease Cost, payable in cash by Buyer to Sellers by wire transfer of immediately available funds (the “Cash Consideration”);
          (b) an amount set forth on Schedule 1.2 (the “Escrow Fund”), payable in cash by Buyer to the Escrow Agent by wire transfer of immediately available funds to be held pursuant to the Escrow Agreement (the “Escrow);

The Closing Adjustment Amount shall be paid by Buyer or Sellers, as the case may be, following the Closing in accordance with Section 1.6. All interest earned on the Escrow shall be for the benefit of the Sellers pro rata in accordance with their ownership interests of the Shares.
     Section 1.3. Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) will take place at the offices of Bass, Berry & Sims PLC, 315 Deaderick Street, Suite 2700, Nashville, Tennessee 37238-3001 at 10:00 a.m. (local time) on the third Business Day after the satisfaction or waiver of all the closing conditions set forth in Article V of this Agreement or at such other time and place as Buyer and Sellers may agree in writing (the date of the Closing, the “Closing Date”). Subject to the provisions of Article VI, failure to consummate the purchase and sale provided for in this Agreement on the date and time and at the place determined pursuant to this Section 1.3 will not result in the termination of this Agreement and will not relieve any Party of any obligations under this Agreement. In such event, the Closing will occur as soon as practicable, subject to Article VI.
     Section 1.4. Closing Obligations. In addition to any other documents to be delivered under other provisions of this Agreement, at the Closing:
          (a) Sellers shall deliver, or cause to be delivered, to Buyer:
          (i) certificates representing the Shares, duly endorsed (or accompanied by duly executed stock powers), for transfer to Buyer;
          (ii) releases in substantially the forms attached hereto as Exhibit A-1, Exhibit A-2, and Exhibit A-3 executed by each of the Sellers and any employees of the Company receiving Change in Control Payments as set forth on Schedule 1.9 (the “Releases”);
          (iii) noncompetition, nondisclosure, and nonsolicitation agreements in substantially the form attached hereto as Exhibit B-1, executed by each of the Sellers (other than Mark Deal, Katherine Ryback and Jim Hardison) and noncompetition, nondisclosure and nonsolicitation agreements in substantially the form attached hereto as Exhibit B-2 executed by each by Mark Deal, Katherine Ryback and Jim Hardison (collectively, the “Noncompetition Agreements”);
          (iv) an escrow agreement relating to the Escrow, in substantially the form attached hereto as Exhibit C, executed by Sellers and the Escrow Agent (the “Escrow Agreement”); and
          (v) Legal Opinion of Arnall Golden Gregory LLP, counsel to the Seller Parties, in substantially the form attached hereto as Exhibit D.
          (b) Buyer shall deliver, or cause to be delivered, to Sellers or the Escrow Agent, as applicable:
          (i) the Cash Consideration to Sellers by wire transfer of immediately available funds to an account of Arnall Golden Gregory LLP, counsel to the Company, designated on Schedule 1.4(b)(i) which funds will in turn be allocated to the Sellers. Buyer shall have no liability to the Sellers or any other Person with respect to the allocation of the Purchase Price;

          (ii) the Escrow Agreement, executed by Buyer and the Escrow Agent, together with the delivery to the Escrow Agent of the Escrow Fund by wire transfer to an account specified by the Escrow Agent; and
          (iii) the Noncompetition Agreements, executed by Buyer.
     Section 1.5. Estimated Closing Adjustment Amount.
          (a) The “Estimated Closing Adjustment Amount” (which may be a positive or negative number) will be an amount equal to (i) the Working Capital of the Company as reflected on the Estimated Closing Balance Sheet (as prepared and delivered pursuant to Section 1.5(b) below), minus (ii) $3,250,000. If the Estimated Closing Adjustment Amount is negative, such amount will be subtracted from the Cash Consideration payable by Buyer to Sellers pursuant to Section 1.4(b)(i). If the Estimated Closing Adjustment Amount is positive, such amount will be added to the Cash Consideration payable by Buyer to Sellers pursuant to Section 1.4(b)(i).
          (b) No earlier than five (5) Business Days and no later than one (1) Business Day prior to the Closing Date, the Shareholders’ Committee shall cause an estimated balance sheet of the Company as of the Closing Date (the “Estimated Closing Balance Sheet”) to be prepared and delivered to Buyer, which will be accompanied by a calculation of the estimated Working Capital of the Company as of the Closing Date. The inventory valuation, to be used as a basis for calculating the estimated Working Capital of the Company as of the Closing Date, shall be determined as follows:
          (i) Buyer shall analyze the inventory of the Company as more particularly described on Schedule 1.5(b) in order to determine the market value of the inventory (but excluding any inventory reserves) (the “HW Inventory Valuation”), which will then be used in the calculation of the estimated and actual Working Capital of the Company as of the Closing Date;
          (ii) No later than ten (10) days prior to the date by which the Shareholders’ Committee is to deliver the calculation of the estimated Working Capital of the Company pursuant to Section 1.5(b), Buyer shall present the HW Inventory Valuation to the Shareholders’ Committee (the “Presentation Date”);
          (iii) If within five (5) days following the Presentation Date, the Shareholders’ Committee has not given written notice of its objection to the HW Inventory Valuation (which notice must contain (i) a statement of the Shareholders’ Committee’s calculation of the market value of the Company’s inventory to be used as a basis for calculating the Working Capital of the Company as of the Closing Date and (ii) the basis of the Shareholders’ Committee’s objection), then the HW Inventory Valuation will be binding and conclusive on the Parties and will be used as the basis for calculating the estimated Working Capital of the Company as of the Closing Date; and
          (iv) If the Shareholders’ Committee duly gives Buyer such notice of objection within five (5) days following the Presentation Date, the Shareholders’ Committee, at its discretion, may submit only the items in dispute from the HW Inventory Valuation to an independent third party audit or appraisal firm to be mutually agreed upon by Buyer and the Shareholders’ Committee (the “Independent Appraiser”) for resolution. If issues are submitted to the Independent Appraiser for resolution, (i) the Shareholders’ Committee and Buyer shall furnish or cause to be furnished to the Independent Appraiser such work papers and other documents and information relating to the disputed issues with respect to the HW Inventory

Valuation as the Independent Appraiser may request and are available to that Party or its agents and shall be afforded the opportunity to present to the Independent Appraiser any material relating to the disputed issues and to discuss the issues with the Independent Appraiser; (ii) for purposes of its determination, the Independent Appraiser shall use the inventory valuation methodology set forth on Schedule 1.5(b); and (iii) the determination by the Independent Appraiser, as set forth in a notice to be delivered to the Shareholders’ Committee and Buyer within thirty (30) days of the submission to the Independent Appraiser of the issues in dispute, will be final, binding, and conclusive on Sellers (through the actions of the Shareholders’ Committee) and Buyer. The Shareholders’ Committee shall pay the fees and costs of the Independent Appraiser in connection with such determination; provided, however, that if the Independent Appraiser determines that the items in dispute from the HW Inventory Valuation were under-reported by Buyer by more than fifteen percent (15%), then Buyer shall pay the fees and costs of the Independent Appraiser in connection with such determination.
     Section 1.6. Closing Adjustment Amount.
          (a) The “Closing Adjustment Amount” will be an amount (which shall be a positive number) equal to the difference between (i) the Working Capital of the Company as reflected on the Closing Balance Sheet and (ii) the Working Capital of the Company as reflected on the Estimated Closing Balance Sheet. If the Working Capital of the Company as reflected on the Closing Balance Sheet is greater than the Working Capital of the Company as reflected on the Estimated Closing Balance Sheet, then the Closing Adjustment Amount will be paid by wire transfer of immediately available funds by Buyer to Escrow Agent for distribution to the Sellers pursuant to written instructions provided to the Escrow Agent by the Shareholders’ Committee. If the Working Capital of the Company as reflected on the Estimated Closing Balance Sheet is greater than the Working Capital of the Company as reflected on the Closing Balance Sheet, then the Closing Adjustment Amount will be paid to Buyer to an account specified by Buyer from and to the extent of the Working Capital Escrow held by the Escrow Agent under the Escrow Agreement, and any remaining amount payable to Buyer by wire transfer of immediately available funds by Sellers to Buyer to an account specified by Buyer. Within three (3) Business Days after the calculation of the Closing Adjustment Amount becomes binding and conclusive on the Parties pursuant to Sections 1.6(c) and 1.6(d), Sellers or Buyer, as the case may be, will make the payment provided for in this Section 1.6(a) and/or Buyer and the Shareholders’ Committee will deliver joint written instructions to the Escrow Agent under the Escrow Agreement directing that the appropriate amount be paid to Buyer from the Working Capital Escrow with any remaining amount of the Working Capital Escrow, if any, being distributed to Sellers. If the payment provided for in this Section 1.6(a) is not made within ten (10) Business Days after such Closing Adjustment Amount becomes binding and conclusive on a Party, interest at the rate of five percent (5%) per annum shall accrue and be payable on the Closing Adjustment Amount.
          (b) Buyer shall prepare a balance sheet of the Company as of the Closing Date (the “Closing Balance Sheet”), which will include a calculation of the Working Capital of the Company as of the Closing Date. Buyer shall deliver the Closing Balance Sheet to the Shareholders’ Committee within forty-five (45) days following the Closing Date (the date of such delivery, the “Delivery Date”).
          (c) If within fifteen (15) days following the Delivery Date, the Shareholders’ Committee has not given Buyer written notice of its objection to the Closing Balance Sheet calculation (which notice must contain (i) a statement of the Shareholders’ Committee’s calculation of the Company’s Working Capital as of the Closing Date and (ii) the basis of the Shareholders’ Committee’s objection), then the Working Capital amount reflected in the Closing Balance Sheet will be binding and conclusive on the Parties and will be used in computing the Closing Adjustment Amount.

          (d) If the Shareholders’ Committee duly gives Buyer such notice of objection within fifteen (15) days following the Delivery Date, and if the Shareholders’ Committee and Buyer fail to resolve the issues outstanding with respect to the Closing Balance Sheet and the calculation of the Working Capital reflected in the Closing Balance Sheet within fifteen (15) days of Buyer’s receipt of the objection notice from the Shareholders’ Committee, the Shareholders’ Committee and Buyer shall submit the issues remaining in dispute to an independent accounting firm to be mutually agreed upon by Buyer and the Shareholders Committee (the “Independent Accountants”) for resolution. If issues are submitted to the Independent Accountants for resolution, (i) the Shareholders’ Committee and Buyer shall furnish or cause to be furnished to the Independent Accountants such work papers and other documents and information relating to the disputed issues as the Independent Accountants may request and are available to that Party or its agents and shall be afforded the opportunity to present to the Independent Accountants any material relating to the disputed issues and to discuss the issues with the Independent Accountants; (ii) if any item in dispute relates to the valuation of inventory, the Independent Accountants must use the inventory valuation methodology set forth on Schedule 1.5(b); (iii) the determination by the Independent Accountants, as set forth in a notice to be delivered to the Shareholders’ Committee and Buyer within thirty (30) days of the submission to the Independent Accountants of the issues remaining in dispute, will be final, binding, and conclusive on Sellers and Buyer; and (iv) Sellers and Buyer shall pay equal percentages of the fees and costs of the Independent Accountants in connection with such determination, unless one Party’s calculation of the disputed items in the Working Capital calculation as of the Closing Date differs from the calculation of the disputed items in the Working Capital as of the Closing Date by the Independent Accountants by more than 33.33%, in which case such Party shall then pay one hundred percent (100%) of the Independent Accountants’ fees and costs in connection with such determination. In the event that both Parties’ calculation of the disputed items in the Closing Adjustment Amount differs from the determination of the Independent Accountants by more than 33.33%, then the Party whose calculation differs from the determination of the Independent Accountants by the greatest amount shall pay one hundred percent (100%) of the Independent Accountants’ fees and costs.
     Section 1.7. Lease Consents.
          (a) As used herein:
          (i) “Lease Consent Cost” means any amount Buyer or the Company pays or agrees to pay in order to obtain a Lease Consent from a landlord under a Lease, either prior to the Closing or at any time after the Closing prior to the end of the 210th day following the Closing Date (whether such amount is paid or payable by Buyer or the Company prior to or after Closing). If such amount is a one time payment, the Lease Consent Cost shall be the amount of such payment. If such amount is more than one payment (such as increased rent), the Lease Consent Cost shall be the net present value (calculated using a 5% discount rate) of the sum of such payments becoming payable during the remaining term of the Lease;
          (ii) “Other Lease Increase Cost” means any amount Buyer or the Company is required to pay or otherwise agrees to pay under any Lease as a result of the occurrence of the transactions contemplated by this Agreement that (i) would not have been owed had the transactions contemplated by this Agreement not occurred and (ii) is not a Lease Consent Cost. If such amount is a one time payment, the Other Lease Increase Cost shall be the amount of such payment. If such amount is more than one payment (such as increased rent), the Other Lease Increase Cost shall be the net present value (calculated using a 5% discount rate) of the sum of such payments becoming payable during the remaining term of the Lease. In the event that such amount is a percentage of the revenues from a store owned by Buyer or any of its affiliates as of the Closing Date which violates a radius or other similar restriction in a Lease, for purposes of this Agreement, the Other Lease Increase Cost shall equal the last trailing twelve months of such store’s revenues as of the Closing Date multiplied by the applicable percentage payable to the landlord pursuant to the Lease, for the remaining term of the Lease.
          (iii) “Lost Lease Cost” means the net present value (calculated using a 5% discount rate) of the lesser of (i) 4.5 times the Store EBITDA reflected on Schedule 1.7 hereto and (ii) the Store EBITDA for the store covered by such Lease multiplied by the remaining term of the applicable Lease, with respect to any Leases that (y) are terminable by the landlord thereunder as a result of the transactions contemplated by this Agreement and (z) are in fact so terminated by such landlord not later than 210 days after the Closing Date. The Lost Lease Cost for Leases which may be but are not terminated prior to the Closing Date is the “Potential Lost Lease Cost”.
          (b) In the event that the Company fails to obtain the consent of a landlord for any Lease listed on section (a) of Schedule 1.7 prior to the Closing, Buyer shall reduce the cash consideration payable at Closing by the Potential Lost Lease Cost for each such Lease and shall deposit such amount with the Escrow Agent, to be held in escrow pursuant to the terms of the Escrow Agreement.
          (c) If any Lease Consent Cost or Other Lease Increase Cost is not paid or accrued by the Company at or prior to the Closing or if there is any Lost Lease Cost, Buyer shall be entitled to reimbursement from the funds held by the Escrow Agent under the Lease Escrow in an amount equal to such Lease Consent Costs, Other Lease Increase Costs and Lost Lease Costs. The procedures set forth in Section 8.7(a) shall apply to a claim for reimbursement under this Section as if it were a claim for indemnification to which Section 8.7(a) is applicable. The Deductible limitation in Section 8.4 is not applicable to any such claim for reimbursement under this Section.
     Section 1.8. Obtaining Lease Consents.
          (a) With respect to Leases, the provisions of this Section shall be applicable in connection with the efforts of the Parties to obtain Lease Consents.
          (b) Prior to the Closing, the Company may obtain Lease Consents on such economic terms as the Buyer shall approve in advance in writing which approval will not be unreasonably withheld, conditioned or delayed. If Buyer has not disapproved in writing the form and/or terms of any proposed Lease Consent within three (3) Business Days following written notice thereof, Buyer shall be deemed to have consented in writing to the form and terms thereof. In addition, anything to the contrary herein notwithstanding, in no event shall the Company agree to any non-economic terms or conditions in connection with any Lease Consents without the prior written consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed by Buyer.
          (c) After the Closing and prior to the end of the 210th day following the Closing Date, Buyer or the Company may incur or agree to incur Lease Consent Costs and Other Lease Increase Costs in connection with obtaining Lease Consents only with the advance written approval of the Shareholders’ Committee (which approval shall not be unreasonably withheld, conditioned or delayed by the Shareholders’ Committee) and the costs so incurred shall be subject to the provisions of Section 1.7(c). If the Shareholders’ Committee has not disapproved in writing such costs within ten (10) days following written notice thereof, the Shareholders’ Committee shall be deemed to have consented in writing to such costs.
          (d) Each of the Shareholders’ Committee and Buyer shall, during the period of time that they are obtaining Lease Consents subject to the provisions of this Section and Section 1.7, furnish a weekly report to the other party as to the Lease Consents obtained since the prior weekly report and the terms agreed to in connection therewith, and shall otherwise furnish the other party from time to time with all other information reasonably requested concerning the efforts made to obtain Lease Consents. Buyer shall use commercially reasonable efforts to assist the Company and the Shareholders’ Committee in obtaining the Lease Consents.
     Section 1.9. Change in Control Payments. The Company will make the Change in Control Payments at Closing to the Persons and in the amounts set forth under the heading “Hat Shack Retention” on Schedule 1.9 attached hereto. Buyer shall make the retention payments to the Persons and in the amounts set forth under the heading “Hat World Retention” by the 20th day of the month following the date(s) set forth under the heading “Guaranteed Salary Thru” in Schedule 1.9 and the severance payments to the Persons and in the amounts set forth under the heading “Hat World Severance” upon termination of such Person’s employment by the Company without cause, provided that such Person (i) has been an employee of the Company in good standing at all times since the Closing Date, (ii) executes and delivers to the Company and Buyer a Release, and (iii) with respect to Messrs. Deal and Hardison and Ms. Ryback, has signed a Noncompetition Agreement in the form of Exhibit A-2.
ARTICLE II
REPRESENTATIONS AND WARRANTIES OF PRINCIPAL SELLERS AND THE COMPANY
     In order to induce Buyer to enter into this transaction, Mark S. Monroe, The Monroe Revocable Trust, Michael W. McNelis, Donald W. Weber, Jennifer A. Major, Steven D. Weber and Christopher J. Weber (individually, a “Principal Seller” and collectively, the “Principal Sellers”) and the Company, jointly and severally, represent and warrant to Buyer that, except as set forth in the disclosure schedules of the Company (collectively, the “Disclosure Schedule”), the statements made in this Article II are true and correct as of the date of this Agreement and will be true and correct as of the Closing as though made as of the Closing, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties will be true and correct as of such date). The Disclosure Schedule will be arranged in paragraphs corresponding to the numbered and lettered sections contained in this Article II.
     Section 2.1. Organization and Good Standing.
          (a) The Disclosure Schedule contains a complete and accurate list of the Company’s jurisdiction of incorporation and any other jurisdictions in which it is qualified to do business as a foreign corporation. The Company is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation, with full corporate power and authority to conduct its business as it is now being conducted, to own or use its properties and assets, and to perform all of its obligations under the Applicable Contracts. The Company is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification.
          (b) True and complete copies of the Articles of Incorporation and Bylaws of the Company, as currently in effect, have been delivered to Buyer.
          (c) The Company does not, directly or indirectly, own, and has not agreed to purchase or otherwise acquire, the capital stock or other equity interests of, or any interest convertible into or exchangeable or exercisable for capital stock or other equity interests of, any Person.

     Section 2.2. Authority; No Conflict.
          (a) This Agreement constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms. Upon the execution and delivery by the Company of each document or instrument to be executed or delivered by it at Closing pursuant to Section 1.4(a) or any other provision of this Agreement (collectively, the “Company Closing Documents”), each of the Company Closing Documents will constitute the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms. The Company has all requisite corporate power and authority to execute and deliver this Agreement and the Company Closing Documents and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement by the Company and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by the Company, and no other corporate action on the part of the Company is necessary to authorize the execution and delivery of this Agreement by the Company or the consummation of the transactions contemplated hereby.
          (b) Except as set forth in Section 2.2(b) of the Disclosure Schedule, neither the execution and delivery of this Agreement by Seller Parties nor the consummation of the transactions contemplated hereby will, directly or indirectly (with or without notice or lapse of time):
          (i) conflict with or violate the Articles of Incorporation or Bylaws of the Company;
          (ii) conflict with or violate, or give any Governmental Authority or other Person the right to challenge any of the transactions contemplated hereby or exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which any Seller Party, or any of the assets owned or used by the Company, may be subject;
          (iii) cause Buyer or the Company to become subject to, or to become liable for, the payment of any Tax;
          (iv) breach any provision of any Applicable Contract, or give any Person the right to declare a default under, exercise any remedy under, accelerate the maturity or performance of or payment under, or cancel, terminate, or modify, any Applicable Contract; or
          (v) result in the imposition or creation of any Lien upon or with respect to any of the assets owned or used by the Company.
          (c) Except as set forth in the Disclosure Schedule, the Seller Parties are not and will not be required to give any notice to or obtain any consent or approval from (i) any Governmental Authority, (ii) any party to any Applicable Contract, or (iii) any other Person, in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.
     Section 2.3. Capitalization. The authorized equity securities of the Company consist of 900,000 shares of Class A voting common stock, no par value, of which 110,143 shares are issued and outstanding, 100,000 shares of Class B nonvoting common stock, no par value, of which 1,294 shares are issued and outstanding, 500,000 shares of Series A Convertible Preferred Stock, no par value, of which 16,238 shares are issued and outstanding, and 500,000 shares of Series B Convertible Preferred Stock, no par value, of which 30,000 shares are issued and outstanding. All of the Shares have been duly authorized and validly issued and are fully paid and non-assessable. The Shares have not been issued in violation of, and, the capital stock of the Company is not subject to, any preemptive or subscription rights or rights of first refusal. None of the Shares were issued in violation of the Securities Act or any other

Legal Requirement, nor does the payment or agreement to pay a portion of the Purchase Price to Mark Monroe, Mark Deal, Katherine Ryback, Jim Hardison and/or any other Person not a Seller violate the Securities Act or any other Legal Requirement. Except as set forth on the Disclosure Schedule, there are no options, warrants, calls, subscriptions, convertible securities, or other rights, agreements, or commitments that obligate the Company to issue, transfer, or sell any shares of capital stock of the Company. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Company. There is no obligation, contingent, or otherwise, of the Company to repurchase, redeem, or otherwise acquire any Shares. There are no voting trusts, proxies, or other agreements to which any Seller is a party with respect to the voting or transfer of any Shares.
     Section 2.4. Financial Statements. Attached on the Disclosure Schedule are copies of (i) the audited balance sheets of the Company for the fiscal years ended as of February 1, 2004, January 30, 2005 and January 29, 2006, and the related audited income statements for the year then ended (the “Audited Financial Statements”), and (ii) the unaudited balance sheets of the Company as of October 29, 2006 (the “Most Recent Balance Sheet”), and the related unaudited income statements for the nine-month period then ended (the “Unaudited Financial Statements”) (the financial statements referred to in clauses (i) and (ii) above, including the notes thereto, if any, the “Financial Statements”). The Financial Statements fairly present in all material respects (and the financial statements to be delivered pursuant to Section 4.7 will fairly present in all material respects) the financial condition and results of operations of the Company as at the respective dates of and for the periods referred to in such Financial Statements; provided, however, that the Unaudited Financial Statements are subject to normal year-end adjustments and lack footnotes and other presentation items (which, if presented, would not differ materially from those included in the Audited Financial Statements). The Financial Statements have been prepared from the books and records of the Company (which books and records are accurate and complete in all material respects) in accordance with GAAP and reflect the consistent application of accounting principles throughout the periods involved, except as disclosed in the notes to the Financial Statements.
     Section 2.5. Real Property.
          (a) The Company does not own and has never owned any real property.
          (b) The Disclosure Schedule lists (i) all real property with respect to which the Company holds a leasehold interest or subleasehold interest, or otherwise has a license or other right to use (the “Leased Real Property”), and (ii) each agreement, contract, or other arrangement under which the Company leases or otherwise has the right to use any such Leased Real Property (listing, with respect to each such agreement, the names of the parties to the agreement, the address of the Leased Real Property, the rentable square footage and annual rent thereunder and the expiration date). The Seller Parties have delivered to Buyer true, correct and complete copies of each agreement, contract or arrangement under which the Company leases or otherwise has the right to use any such Leased Real Property, including any amendments thereto, assignments thereof and any renewal terms. The Company enjoys peaceful and undisturbed possession of the Leased Real Property. The Company has not entered into any subleases, arrangements, licenses, or other agreements relating to the use or occupancy of all or any portion of the Leased Real Property by any Person other than the Company.
          (c) To the Knowledge of the Company, the Leased Real Property, and the use of the Leased Real Property by the Company for the purposes for which it is currently being used, conforms to all applicable fire, safety, zoning, and building laws and ordinances, laws relating to the disabled, and other applicable Legal Requirements.

     Section 2.6. Personal Property.
          (a) The Company has good and valid title to, or a valid and enforceable right to use under a contract listed in Section 2.15 of the Disclosure Schedule, all property and assets (whether tangible or intangible) used or held for use by the Company in connection with its business, including all such assets reflected in the Most Recent Balance Sheet or acquired since October 29, 2006 (the “Most Recent Balance Sheet Date”), free and clear of all Liens other than (i) any Lien for Taxes not yet due and payable, (ii) any landlord’s, carriers’, warehousemen’s, mechanics’, materialmen’s, or similar Liens arising or incurred in the ordinary course of business with respect to obligations that are not yet due or delinquent, and (iii) any Liens identified on the Disclosure Schedule (the “Permitted Liens”).
          (b) Each item of machinery, equipment, furniture, and other tangible personal property used or held for use by the Company in connection with its business is in good repair and good operating condition, ordinary wear and tear excepted, is suitable for the purposes for which it is presently used, and is free from any latent and patent defects. All such tangible personal property is in the possession of the Company.
     Section 2.7. Taxes.
          (a) The Company has timely filed all Tax Returns required to be filed by it in accordance with applicable Legal Requirements, other than any Tax Returns in respect of which the Company has been the beneficiary of any extension of time within which to file any such Tax Returns as disclosed on the Disclosure Schedule. All such Tax Returns are true and complete in all material respects. Except as set forth in the Disclosure Schedule, no such Tax Return has been audited or examined by any taxing authority, court, or other Governmental Authority, and, to the Knowledge of the Company, no such audit or examination is threatened. The Company has not received from any foreign, federal, state, or local taxing authority any (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against the Company. True and complete copies of such Tax Returns for the past three years and any examination reports and statements of deficiencies relating thereto assessed against or agreed to by the Company have been made available to Buyer.
          (b) All Taxes due and owing by the Company (whether or not shown on any Tax Return) have been paid or reserved. All Taxes that the Company is or was required by applicable Legal Requirements to withhold or collect have been withheld or collected, and, to the extent required, have been properly paid on a timely basis to the appropriate Governmental Authority or other Person. The (i) unpaid Taxes of the Company (computed consistent with the Company’s historical accounting principles and practices provided that such principles and practices are consistent with applicable Tax law) do not exceed the reserve for Taxes (rather than any reserve for deferred Taxes established to reflect timing differences between book and tax income) set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto), and (ii) the reserve set forth on the Most Recent Balance Sheet represents an accurate estimate of the Taxes due with respect to the periods ended October 29, 2006.
          (c) There is no dispute or claim concerning (i) any Liability of the Company for additional Taxes, or (ii) any obligation of the Company to file Tax Returns or pay Taxes in any jurisdiction in which it does not file Tax Returns or pay Taxes, either (x) claimed or raised by any Governmental Authority in any notice or other communication provided to the Company, or (y) as to which any Seller Party has Knowledge. No assessment or other Proceeding by any taxing authority, court, or other Governmental Authority is pending, or to the Knowledge of the Company, threatened, with respect to the Taxes or Tax Returns of the Company. There are no Liens for Taxes upon any assets of the Company.
          (d) There are no outstanding agreements, waivers, or arrangements extending the statutory period of limitations applicable to any claim for or the period for the collection or assessment of Taxes due by the Company for any taxable period.
          (e) The Company does not have any liability for Taxes of any Person other than the Company (i) under Treasury Regulations Section 1.1502-6 (or any similar provision of applicable law); or (ii) as a transferee or successor by contract or otherwise. The Company has not been a member of an “affiliated group” within the meaning of Section 1504(a) of the Code. The Company is not a party to any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement, or similar agreement.
          (f) None of the assets of the Company is “tax-exempt use property” within the meaning of Section 168(h) of the Code.
          (g) The Company has not made any payments, is not obligated to make any payments, and is not a party to any agreement that under certain circumstances could obligate it or any successor to make payments, that will not be deductible under Section 280G of the Code (including any payments required to be made in connection with the consummation of the transactions contemplated hereby).
          (h) The Company has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.
          (i) No closing agreement pursuant to Section 7121 of the Code or any similar provision of applicable law has been entered into with respect to the Company or any of its assets.
          (j) There are no joint ventures, partnerships, or other arrangements or contracts to which the Company is a party that could be treated as a partnership for federal income tax purposes.
          (k) The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:
          (i) change in method of accounting for a taxable period ending on or prior to the Closing Date;
          (ii) installment sale or open transaction disposition made on or prior to the Closing Date; or
          (iii) prepaid amount received on or prior to the Closing Date.
          (l) The Company has not distributed stock of another Person, nor had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code; and
          (m) The Company has not participated in any “listed transaction” or “reportable transactions” or “tax shelters” within the meaning of the Code requiring it to file, register, prepare,

produce or maintain any disclosure report, list or any other statement or document under Section 6111 or 6112 of the Code.
     Section 2.8. Employees.
          (a) The Disclosure Schedule sets forth a complete and accurate list of (i) each salaried employee of the Company, including each employee on leave of absence or layoff status, and (ii) each director of the Company, giving, with respect to each such individual, name, job title, current annual salary with the Company, any bonuses paid by the Company in addition to such annual salary since January 1, 2006 and services credited for purposes of vesting and eligibility to participate under any Employee Benefit Plan (in each case, to the extent applicable). Pursuant to written Company policy, all employees of the Company are required to use their vacation and sick days on or before the last day of the fiscal year, and if they do not use such days by such date, the employees will lose all rights with respect thereto and have no right to any payment therefor.
          (b) There is no collective bargaining agreement in effect between the Company and any labor unions or organizations in respect of its employees. The Company has not experienced any organized slowdown, work interruption strike, or work stoppage by its employees, and, to the Knowledge of the Company, there is no strike, labor dispute, or union organization activities pending or threatened affecting the Company.
          (c) The Company is, and at all times has been, in compliance with all Legal Requirements regarding employment and employment practices, terms and conditions of employment, wages and hours, benefits, equal employment opportunity, anti-discrimination, immigration, occupational health and safety, unfair labor practices, and collective bargaining (the “Employment Matters”), except where such noncompliance would not have a Material Adverse Effect. Except as set forth in the Disclosure Schedule, since January 1, 2002 (the “Compliance Date”), there have been no Proceedings or claims regarding the Employment Matters, whether oral or in writing, by or against the Company or that otherwise relate to or may affect the business of, or any of the assets owned or used by, the Company.
          (d) Except as set forth in the Disclosure Schedule, the Company is not a party to any employment, non-competition, severance, or other contract or agreement with any employee or director of the Company. To the Knowledge of the Company, no employee or director of the Company is bound by any contract or agreement that purports to limit the ability of such director or employee to engage in or continue or perform any conduct, activity, duties, or practice relating to the business of the Company, or that requires the employee to transfer, assign, or disclose information concerning his or her work to anyone other than the Company.
     Section 2.9. Employee Benefits.
          (a) The Disclosure Schedule lists all employment, consulting, executive compensation, bonus, deferred compensation, incentive compensation, stock purchase, stock option or other equity-based, retention, change in control, severance or termination pay, hospitalization or other medical, life, disability, dental, vision or other insurance, supplemental unemployment benefits, profit-sharing, pension or retirement plans, programs, agreements or arrangements, and each other fringe or other employee benefit plan, program, agreement or arrangement (including any “employee benefit plan,” within the meaning of Section 3(3) of ERISA), sponsored, maintained, or contributed to or required to be contributed to by the Company or by any ERISA Affiliate for the benefit of any employee or former employee of the Company, or any beneficiaries thereof, or with respect to which the Company or any ERISA Affiliate may have any Liability (the “Employee Benefit Plans”).

          (b) Each Employee Benefit Plan is and has been maintained and administered in compliance with its terms and with the applicable requirements of ERISA, the Code, and any other applicable Legal Requirements. The Company has timely segregated or transferred all employee contributions and paid all other contributions, premiums, and expenses payable to or in respect of each Employee Benefit Plan under the terms thereof and in accordance with the Code, ERISA, and other applicable Legal Requirements. Neither the Company, nor, to the Knowledge of the Company, any other Person, has engaged in any transaction with respect to any Employee Benefit Plan that would be reasonably likely to subject the Company or Buyer to any Tax or penalty (civil or otherwise) imposed by ERISA, the Code, or other applicable Legal Requirements.
          (c) With respect to each Employee Benefit Plan, the Company has delivered to Buyer complete copies of each of the following documents: (i) a copy of each Employee Benefit Plan (including any amendments thereto); (ii) a copy of the three most recent Form 5500 and annual report, if any, required under ERISA or the Code; (iii) a copy of the three most recent nondiscrimination reports, if any, required under the Code; (iv) a copy of the most recent Summary Plan Description and any related summary of material modification, if any, required under ERISA; (v) if the Employee Benefit Plan is funded through a trust or any third party funding vehicle, a copy of the trust or other funding agreement (including any amendments thereto); and (vi) if the Employee Benefit Plan is intended to be qualified under Section 401(a) of the Code, the most recent determination letter received from the Internal Revenue Service.
          (d) No Employee Benefit Plan is a “multiemployer plan,” as such term is defined in Section 3(37) of ERISA or a plan that is subject to Title IV of ERISA, and neither the Company nor any ERISA Affiliate has at any time contributed to, maintained, or incurred any liability with respect to such a plan.
          (e) None of the Employee Benefit Plans that are “welfare benefit plans,” within the meaning of Section 3(1) of ERISA, provide for continuing benefits or coverage after termination or retirement from employment, except for COBRA rights under a “group health plan” as defined in Section 4980B(g) of the Code and Section 607 of ERISA.
          (f) Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a determination from the Internal Revenue Service that it is so qualified and there are no facts or circumstances that would be reasonably likely to adversely affect the qualified status of any such Employee Benefit Plan.
          (g) Except as set forth in the Disclosure Schedule, the consummation of the transactions contemplated hereby will not (i) result in an increase in or accelerate the vesting of any of the benefits available under any Employee Benefit Plan, or (ii) otherwise entitle any current or former director or employee of the Company to any severance pay, bonus payments, or other payment from the Company.
          (h) There are no pending or, to the Knowledge of the Company, threatened Proceedings that have been asserted relating to any Employee Benefit Plan by any employee or beneficiary covered under any Employee Benefit Plan or otherwise involving any Employee Benefit Plan (other than routine claims for benefits), and neither the Company, any ERISA Affiliate, nor any other Person has engaged in a nonexempt prohibited transaction described in Section 406 of ERISA or Section 4975 of the Code. No examination or audit of any Employee Benefit Plan by any Governmental Authority is currently in progress or, to the Knowledge of the Company, threatened. The Company is not a party to any agreement or understanding with the Pension Benefit Guaranty Corporation, the Internal Revenue Service, or the Department of Labor.

     Section 2.10. Compliance with Legal Requirements. Except as set forth on the Disclosure Schedule, the Company is, and at all times has been, in compliance with all Legal Requirements, including any Legal Requirements related to escheat laws, that are or were applicable to the operation of its business or the ownership or use of any of its assets, except where such non-compliance could not have a Material Adverse Effect. The Company has not received, at any time since the Compliance Date, any notice or other communication from any Governmental Authority or other Person regarding any actual, alleged, or potential violation of or failure to comply with any Legal Requirement.
     Section 2.11. Governmental Authorizations. Each Governmental Authorization of the Company is valid and in full force and effect except where the failure to be in full force and effect could not be expected to have a Material Adverse Effect. Except as set forth on the Disclosure Schedule, the Company is, and at all times since the Compliance Date, has been, in compliance with each such Governmental Authorization except where the failure to be in compliance could not be expected to have a Material Adverse Effect. Except as set forth on the Disclosure Schedule, the Company has not received, at any time since the Compliance Date, any notice or other communication from any Governmental Authority or other Person regarding (a) any actual, alleged, or potential violation of or failure to comply with any term or requirement of any such Governmental Authorization, or (b) any actual, proposed, or potential revocation, suspension, cancellation or termination of, or modification to, any such Governmental Authorization. The Company has all of the Governmental Authorizations necessary to permit the Company to lawfully conduct and operate its business in the manner it is currently conducted except where the failure to have such authorizations could not reasonably be expected to have a Material Adverse Effect.
     Section 2.12. Legal Proceedings; Orders.
          (a) Except as set forth in the Disclosure Schedule, there are no pending Proceedings or claims, whether oral or in writing, (i) by or against the Company or that otherwise relate to or may affect the business of, or any of the assets owned or used by, the Company, or (ii) that challenge, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transactions contemplated hereby. To the Knowledge of the Company, no such Proceeding or claim, whether oral or in writing, has been threatened, and no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such Proceeding or claim. Except as set forth in the Disclosure Schedule, there have not been any orders, judgments, or decrees rendered against, or any settlements effected by, the Company in connection with any Proceedings or claims, whether oral or in writing, brought by or against the Company, or that otherwise relate to or may affect the business of, or any of the assets owned or used by, the Company.
          (b) There are no Orders outstanding (i) against the Company; or (ii) to the Company’s Knowledge, that challenge, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transactions contemplated hereby. To the Knowledge of the Company, no such Order has been threatened, and no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such Order.
     Section 2.13. Environmental Matters.
          (a) To the Knowledge of the Company, the Company is and has been in compliance with all Environmental Laws, and does not have any Liability under any Environmental Laws with respect to the Leased Real Property or any other properties and assets (whether real, personal, or mixed) in which the Company (or any predecessor) has or at any time has had an interest, except in each case as could not have a Material Adverse Effect.

          (b) To the Knowledge of the Company, there are no Hazardous Materials present on or in the environment at the Leased Real Property or any properties in which the Company has had at any time an interest except as could not have a Material Adverse Effect. To the Knowledge of the Company, there has been no emission, disposal, discharge, or other release or, to the Knowledge of the Company, threat of release, of any Hazardous Materials at or from the Leased Real Property or any properties in which the Company has had at any time an interest or, during the period of the Company’s ownership or lease thereof, at, on, under, or from any property formerly owned or leased by the Company.
          (c) The Company has not received any citation, notice, or other communication from any Governmental Authority regarding any alleged, actual, or potential violation of any Environmental Law relating to the Leased Real Property or any properties in which the Company has had at any time an interest, or any alleged, actual, or potential obligation to undertake or bear the cost of any Liabilities under any Environmental Law relating to the Leased Real Property or any properties in which the Company has had at any time an interest.
     Section 2.14. Insurance. The Disclosure Schedule contains a true and complete list and summary (including coverage amounts) of (a) all policies of property, fire, and casualty, products liability, workers’ compensation, and other forms of insurance under which any of the assets or properties of the Company are covered or otherwise relating to the business of the Company, and (b) all life insurance policies covering the life of any employee of the Company for which the Company or any employee of the Company has paid any premiums. Such policies are in full force and effect, and the Company or such employee has paid all premiums due, and has otherwise performed all of its obligations under, all such policies of insurance. Neither the Company nor any employee of the Company has received any notice of (a) cancellation or intent to cancel, or (b) an increase or intent to increase premiums with respect to such insurance policies, and is not aware of any basis for any such action. None of the policies identified on the Disclosure Schedule provides for retrospective premium adjustment. The Disclosure Schedule identifies all risks that the Company has designated as being self-insured and the amount of reserves set aside by the Company to cover such risks. True and complete copies of such insurance policies have been delivered to Buyer.
     Section 2.15. Contracts.
          (a) Section 2.15(a) of the Disclosure Schedule lists each contract, agreement, or other commitment to which the Company is a party or by which the Company is otherwise bound, involving payments to or from the Company in the aggregate amount exceeding $10,000, excluding the agreements disclosed in Sections 2.5(b), 2.8(d), and 2.16(c) of the Disclosure Schedule (such contracts, agreements, and obligations, together with the agreements disclosed in the aforesaid sections of this Agreement (the “Applicable Contracts”):
          (b) Except as set forth in the Disclosure Schedule:
          (i) Each Applicable Contract is valid and binding and in full force and effect.
          (ii) The Company and, to the Knowledge of the Company, each other party to any Applicable Contract is, and at all times has been, in compliance with all applicable terms and requirements of each Applicable Contract.
          (iii) The Company has not given to, or received from, any other party to any Applicable Contract, any notice or other communication regarding any actual or alleged breach of or default under any Applicable Contract by the Company or any other party to such Applicable Contract.
          (c) True and complete copies of each of the Applicable Contracts have been delivered to Buyer.
     Section 2.16. Intellectual Property.
          (a) The term “Intellectual Property Assets” means all intellectual property owned, licensed (as licensor or licensee), or used by the Company, including:
          (i) the Company’s name, all fictional business names, trade names, trade dress, registered and unregistered trademarks, registered and unregistered service marks, and applications for any of the foregoing (collectively, “Marks”);
          (ii) all patents, patent applications, and inventions and discoveries that may be patentable or unpatentable worldwide (collectively, “Patents”);
          (iii) all registered and unregistered copyrights in both published works and unpublished works, and copyright applications (collectively, “Copyrights”);
          (iv) all rights in Internet web sites and Internet domain names (collectively, “Internet Rights”);
          (v) all computer software (excluding off-the-shelf software components licensed to the Company pursuant to non-negotiable standard form, mass-market, or “shrink wrap” licenses involving payments of less than $3,000 on an annual basis) (the “Software”);
          (vi) all confidential or proprietary know-how, information, customer lists, technical information, data, process technology, plans, drawings, and blue prints pertaining to the business of the Company and maintained by the Company as trade secrets (collectively, “Trade Secrets”); and
          (vii) all general know-how, business information, customer and supplier lists, technical information, data processing technology, plans, drawings, and blue prints pertaining to the business of the Company but which are not Trade Secrets (collectively, “Business Knowledge”).
          (b) The Disclosure Schedule contains a true and complete list of the Intellectual Property Assets (other than Trade Secrets and Business Knowledge) in each case listing, as applicable, (i) the title of the application or registration, (ii) the name of the applicant/registrant and current owner, (iii) the jurisdiction where the application/registration is located, (iv) the application or registration number, (v) filing date, and (vi) whether each such Intellectual Property Asset is owned or licensed. Prior to the date of this Agreement, the Company has provided Buyer with specimens showing the use of each Mark in commerce.
          (c) The Disclosure Schedule contains a true and complete list of agreements and contracts under which the Company licenses any Intellectual Property Assets (as a licensor or licensee). To the Knowledge of the Company, the Intellectual Property Assets constitute all of the intellectual property necessary to the conduct of the Company’s business as currently conducted. The Company has good and valid title to, or a valid and enforceable right to use under an agreement listed in the Disclosure

Schedule, each of the Intellectual Property Assets, free and clear of all Liens. The Company has the right to use without payment to a third party each of the Intellectual Property Assets, other than any payment required under any agreement listed in the Disclosure Schedule. Neither this Agreement nor the transactions contemplated by this Agreement, including the assignment to Buyer by operation of law or otherwise of any contracts or agreements to which the Company is a party, will result in (i) Buyer granting to any Person any right to or with respect to any Intellectual Property Assets; or (ii) Buyer being bound by, or subject to, any non-compete or other restriction on the operation or scope of its business.
          (d) To the Knowledge of the Company, none of the Intellectual Property Assets is infringed by any patent, proprietary right, trade name, trademark, trade dress, service mark, copyright, domain name, or other intellectual property or proprietary right of any other Person or, to the Knowledge of the Company, has been challenged or threatened in any way. None of the Intellectual Property Assets infringes or interferes with or is alleged to infringe or interfere with any patent, trade name, trademark, trade dress, service mark, copyright, domain name or other intellectual property right of any other Person, or misappropriates any trade secret or proprietary rights of any other Person.
          (e) There are no pending or, to the Knowledge of the Company, threatened Proceedings asserting that any of the Intellectual Property Assets is infringed by the intellectual property rights of any other Person or that any of the Intellectual Property Assets infringes or interferes with any intellectual property or proprietary rights of any other Person, or otherwise relating to the Intellectual Property Assets.
          (f) All Patents, Marks, and Copyrights that have been registered, and all Internet Rights, are in compliance in all material respects with all formal Legal Requirements (including the payment of any required maintenance fees), and are valid and enforceable.
          (g) The Company has taken all commercially reasonable precautions to protect the secrecy, confidentiality, and value of all Trade Secrets. The Trade Secrets are not part of the public knowledge or literature, and the Trade Secrets have not been used, divulged, or appropriated either for the benefit of any Person (other than the Company) or to the detriment of the Company. The Business Knowledge has not been appropriated either for the benefit of any Person (other than the Company) or to the detriment of the Company.
          (h) To the extent that any work, invention, or material relating to the business of the Company has been developed or created by any employee or third party for the Company, the Company has entered into a written agreement with such employee or third party with respect thereto and thereby has obtained ownership of, and is the exclusive owner of, all intellectual property in such work, including all Marks, Copyrights, Patents, Trademarks, and Trade Secrets, material or invention by operation of law or by valid assignment. The Company has not licensed any computer software source code included in the Intellectual Property Assets to any Person in source code format.
          (i) Except as set forth in the Disclosure Schedule, all proprietary software of the Company conforms in all material respects to the specifications and documentation therefor and is otherwise in compliance with applicable law. No open source, public source, or freeware software, code, or other technology, or any modification or derivative thereof, including, without limitation, any version of any software licensed pursuant to any GNU general public license or limited general public license, was or is used in, incorporated into, integrated or bundled with, or used in the development or compilation (other than generally available commercial compilers) of, any Intellectual Property Assets.

          (j) The Company is not barred from seeking patents on material potentially patentable inventions by “on-sale” or similar bars to patentability or by failure to apply for a patent on such inventions within the time required.
     Section 2.17. Accounts Receivable. Attached on the Disclosure Schedule are the accounts receivable of the Company as of November 26, 2006, and such accounts receivable and each account receivable that will be on the accounting records of the Company as of the Closing Date represent or will represent valid obligations arising from sales actually made or services actually performed by the Company in the ordinary course of business. There is no contest, claim, defense, or right of set off, other than returns in the ordinary course of business, with any account debtor of an account receivable relating to the amount or validity of such account receivable.
     Section 2.18. Sufficiency of Assets. The assets of the Company constitute all of the assets, tangible and intangible, of any nature whatsoever, used in or necessary to operate the business of the Company in the manner presently conducted by the Company.
     Section 2.19. No Undisclosed Liabilities. Except as set forth in the Disclosure Schedule, the Company has no Liabilities except for Liabilities reflected or reserved against in the Most Recent Balance Sheet and current Liabilities incurred in the ordinary course of business of the Company since the Most Recent Balance Sheet Date.
     Section 2.20. Material Adverse Change. Since the Most Recent Balance Sheet Date, there has not been any material adverse change in the business, operations, prospects, assets, results of operations, or financial condition of the Company, and no event has occurred or circumstance exists that may reasonably be expected to result in such a material adverse change. For purposes of this Section 2.20, any adverse effect on the business or prospects of the Company that (i) arises from general business or economic conditions, or (ii) is cured by the Company before the Closing Date and the date on which this Agreement is terminated pursuant to Section 6.1 hereof, shall not constitute a “material adverse change.”
     Section 2.21. Absence of Certain Changes and Events. Except as set forth in the Disclosure Schedule, (i) since January 29, 2006, the Company has conducted its business in the ordinary course of business, and (ii) since the Most Recent Balance Sheet Date, the Company has not taken any action that, if taken during the period from the date of this Agreement through the Closing Date, would require the prior consent of Buyer pursuant to the provisions of Section 4.2(b).
     Section 2.22. Transactions with Related Persons. Except as set forth in the Disclosure Schedule, (i) neither Sellers nor any employee, officer, or director of the Company, or any Related Person thereof (together, the “Company Related Persons”), is, or at any time since January 1, 2002, has been, involved in any business arrangement or relationship with, or otherwise is a party to any Applicable Contract (other than any employment or other agreements disclosed pursuant to Section 2.8(d)) of the Disclosure Schedule, and (ii) no Company Related Person owns, directly or indirectly, any property or right, tangible or intangible, used by the Company in the current conduct of its business.
     Section 2.23. Brokers or Finders. Except as set forth on the Disclosure Schedule, Seller Parties have not incurred and will not incur any liability for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with the transactions contemplated hereby.

     Section 2.24. Change in Control Payments. The Disclosure Schedule identifies each Person, including any taxing authority, to whom any Change in Control Payment is owed or to whom any Change in Control Payment has been made, with the amount owed to such Person specified.
     Section 2.25. Disclosure. No representation or warranty or other statement made by any Seller Party in this Agreement, the certificate to be delivered pursuant to Section 5.1(h)(iv), and any other document or agreement delivered or to be delivered by any Seller Party in connection with the transactions contemplated hereby contains or will contain any untrue statement or omits or will omit to state a material fact necessary to make any of them, in light of the circumstances in which it was made, not misleading.
ARTICLE IIA
REPRESENTATIONS AND WARRANTIES OF SELLERS
     In order to induce Buyer to enter into this transaction, each Seller represents and warrants to Buyer that, except as set forth in the Disclosure Schedule, the statements made in this Article IIA are true and correct as of the date of this Agreement and will be true and correct as of the Closing as though made as of the Closing, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties will be true and correct as of such date). The Disclosure Schedule will be arranged in paragraphs corresponding to the numbered and lettered sections contained in this Article IIA.
     Section 2A.1. Ownership of Shares. Each Seller has valid title to and owns beneficially and of record all of the Shares set forth opposite Seller’s name on Schedule 2A.1 to the Disclosure Schedule, and has good and marketable title to such Shares, free and clear of any and all transfer restrictions (other than those imposed by relevant securities laws), options, liens, claims, pledges, voting trusts and agreements, security interests, charges, and other restrictions or encumbrances of any kind or nature. Seller has the absolute and unconditional right, power, authority, and capacity to execute and perform this Agreement and any other agreement or instrument executed by Seller in connection herewith (collectively with the Agreement, the “Transaction Documents”) to which Seller is a party and to consummate the transactions contemplated hereby. Except as set forth on the Disclosure Schedule, Seller has not granted any option or other commitment or is not otherwise a party to or bound by any agreement obligating such Seller to sell, pledge, or otherwise grant any interest in the Shares to any person or entity.
          Section 2A.2. Authorization. The Transaction Documents shall include all documents executed and delivered at the Closing to which Seller is a party. This Agreement and each of the Transaction Documents to which each Seller is a party have been duly executed and delivered by each Seller and constitute the valid and binding obligations of each Seller enforceable against each Seller in accordance with their respective terms, except to the extent that such enforcement may be subject to applicable bankruptcy, reorganization, insolvency, fraudulent conveyance, or other laws affecting creditors’ rights generally and to the application of general equitable principles.
          Section 2A.3. No Conflicts. Except as set forth on the Disclosure Schedule, the execution, delivery, and performance of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby by Seller do not and will not violate, conflict with, result in a breach of or constitute a default under (or which with notice or lapse of time, or both, would constitute a breach of or default under), or result in the creation of any lien, security interest, or other encumbrance under (a) any note, agreement, contract, license, instrument, lease, or other obligation to which Seller is a party or by which the Seller is bound, and for which Seller has not previously obtained a written waiver of such breach or default, which waiver has been delivered to Buyer,

(b) any judgment, order, decree, ruling, or injunction applicable to Seller, or (c) any statute, law, regulation, or rule of any governmental agency or authority.
     Section 2A.4. Representations and Warranties. To the knowledge of each Seller (other than the Principal Sellers) without independent verification, the statements made in Article II are true and correct as of the date of this Agreement and will be true and correct as of the Closing as though made as of the Closing, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties will be true and correct as of such date).
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF BUYER
     Buyer represents and warrants to Sellers as follows:
     Section 3.1. Organization and Good Standing. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota, with full corporate power and authority to conduct its business as it is now being conducted.
     Section 3.2. Authority and No Conflict.
          (a) This Agreement constitutes the valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms. Upon the execution and delivery by Buyer of each document and instrument to be executed and delivered at Closing by Buyer pursuant to Section 1.4(b) or any other provision of this Agreement (collectively, the “Buyer Closing Documents”), each of the Buyer Closing Documents will constitute the valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms. Buyer has all requisite corporate power and authority to execute and deliver this Agreement and the Buyer Closing Documents and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement by Buyer and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by Buyer, and no other corporate action on the part of Buyer is required to authorize the execution and delivery of this Agreement by Buyer, or the consummation of the transactions contemplated hereby.
          (b) Neither the execution and delivery of this Agreement by Buyer, nor the consummation of the transactions contemplated hereby will, directly or indirectly (with or without notice or lapse of time):
          (i) conflict with or violate the Charter or Bylaws of Buyer;
          (ii) conflict with or violate, or give any Governmental Authority or other Person the right to challenge any of the transactions contemplated hereby or exercise any remedy or obtain any relief under, any Legal Requirement applicable to Buyer or any Order to which Buyer may be subject.
          (c) Buyer is not and will not be required to give any notice to or obtain any consent from any Governmental Authority or any other Person in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.
     Section 3.3. Legal Proceedings; Orders. There are no Proceedings or claims pending or, to the Knowledge of Buyer, threatened, against Buyer that challenge, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the transactions contemplated hereby. There are no Orders outstanding or, to the Knowledge of Buyer, threatened, against Buyer that challenge, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the transactions contemplated hereby.
     Section 3.4. Investment Intent. Buyer is acquiring the Shares for its own account and not with a view to their distribution within the meaning of Section 2(11) of the Securities Act.
     Section 3.5. Brokers or Finders. Buyer has not incurred and will not incur any liability for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with the transactions contemplated hereby.
ARTICLE IV
PRE-CLOSING COVENANTS
     Section 4.1. Access and Investigation. Between the date of this Agreement and the Closing Date, and upon reasonable advance notice received from Buyer, Sellers shall cause the Company to (a) afford Buyer and its agents and representatives, and the agents and representatives of any Persons providing financing to Buyer in connection with the transactions contemplated hereby (collectively, the “Buyer Group”), full access, during regular business hours, to the Company’s properties, facilities, contracts, books and records, and other documents and data, such rights of access to be exercised in a manner that does not unreasonably interfere with the operations of the Company, (b) furnish to the Buyer Group copies of all such contracts, books and records, and other existing documents and data that the Buyer Group may reasonably request, (c) furnish the Buyer Group with such additional financial, operating, and other relevant data and information as the Buyer Group may reasonably request, and (d) otherwise cooperate and assist, to the extent reasonably requested by the Buyer Group, with the Buyer Group’s investigation of the properties, assets, and financial condition of the Company. Buyer will be provided access to the Company’s employees, significant customers, significant suppliers, and other Persons having business relations with the Company, at such times and in the manner mutually agreed to by Buyer and Sellers.
     Section 4.2. Operation of the Business of the Company.
          (a) Except as contemplated by this Agreement or with the prior written consent of Buyer, between the date of this Agreement and the Closing Date, Sellers shall cause the Company to (i) conduct its business in the ordinary course of business; (ii) use best efforts to preserve intact the current business organization of the Company, keep available the services of the Company’s officers, employees, and agents, and maintain the Company’s relations and good will with suppliers, customers, landlords, creditors, employees, agents, and others having business relationships with the Company; (iii) confer with Buyer prior to implementing operational decisions of a nature which are either material in respect of the business of the Company or outside the ordinary course of business; and (iv) upon reasonable request from Buyer, periodically report to Buyer concerning the status of the business, operations, and finances of the Company.
          (b) Without limiting the generality of Section 4.2(a), except as contemplated by this Agreement, between the date of this Agreement and the Closing Date, the Company shall not, without the prior written consent of Buyer, take any of the following actions:
          (i) issue, sell, repurchase, redeem, or acquire any shares of capital stock of the Company, or grant or enter into any rights, warrants, options, agreements, or commitments with respect to the issuance of such capital stock;

          (ii) declare, set aside, or pay any dividend or other distribution (whether in cash, securities, or property or other combination thereof) in respect of any shares of capital stock of the Company;
          (iii) adjust, split, combine, subdivide, or reclassify any shares of capital stock of the Company;
          (iv) amend the Articles of Incorporation or Bylaws of the Company;
          (v) pay or increase any salaries payable to any employee or director of the Company, or pay any bonuses to any employee or director of the Company (except in the ordinary course of business);
          (vi) adopt, amend, or increase the payments or benefits under any Employee Benefit Plan unless required by law;
          (vii) except as set forth in Section 4.8, enter into, amend, or terminate, or waive or assign any material right under (1) any contract or agreement of the Company having a value per contract, or involving payments by or to the Company, of at least $10,000 in the aggregate, other than purchase orders for inventory and business supplies in the ordinary course of business consistent with past practice; (2) any contract or agreement with any Material Customer; (3) any joint venture, partnership, or other similar agreement; (4) any agreement or contract with any Company Related Person; or (5) any other material contract or agreement;
          (viii) acquire assets or other properties of any Person outside of the ordinary course of business;
          (ix) sell, lease, or otherwise dispose of any assets or properties of the Company other than dispositions of obsolete or unsaleable inventory or equipment in the ordinary course of business;
          (x) make any capital expenditure (or series of capital expenditures) or commitments for capital expenditures in excess of $5,000 individually or $10,000 in the aggregate;
          (xi) make any loans or advances to any Person, except for advances to employees of the Company for expenses incurred in the ordinary course of business;
          (xii) incur, assume, or guaranty any indebtedness for borrowed money or capitalized lease obligations;
          (xiii) fail to keep in full force and effect insurance comparable in amount and scope to insurance now carried by the Company;
          (xiv) permit or allow any of the assets of the Company to be subject to any Lien other than any Permitted Lien;
          (xv) cancel, waive, settle, or compromise any Proceeding disclosed on Section 2.12(a) of the Disclosure Schedule;

          (xvi) cancel, waive, or settle any claims or rights with a value to the Company in excess of $10,000;
          (xvii) make any change in connection with its accounts payable or accounts receivable terms, policies, or procedures;
          (xviii) make any change in the accounting or tax methods used by the Company; or
          (xix) enter into any agreement, whether oral or written, to do any of the foregoing.
     Section 4.3. Required Approvals; Reasonable Best Efforts. As promptly as practicable after the date of this Agreement, Sellers shall, and shall cause the Company to, make all filings required by Legal Requirements to be made by the Company or Sellers in order to consummate the transactions contemplated hereby, and to use reasonable best efforts to obtain all consents required in connection with the transactions contemplated hereby including those set forth on Section 2.2(c) of the Disclosure Schedule. In addition, between the date of this Agreement and the Closing Date, each Party will use reasonable best efforts to cause the conditions in Article V to be satisfied.
     Section 4.4. Notification. Between the date of this Agreement and the Closing Date, Buyer or Seller Parties, as the case may be, shall promptly notify the other Party in writing if such Party becomes aware of (i) any fact or condition that causes or constitutes a breach of any of the representations and warranties of such Party made as of the date of this Agreement, or (ii) the occurrence after the date of this Agreement of any fact or condition that would or be reasonably likely to cause or constitute a breach of any such representation or warranty had that representation or warranty been made as of the time of the occurrence of, or such Party’s discovery of, such fact or condition. If any such fact or condition requires any change to the Schedules, Seller Parties shall promptly deliver to Buyer a supplement to the Schedules specifying such change. In addition, between the date of this Agreement and the Closing Date, Buyer or Seller Parties, as the case may be, shall promptly notify the other Party of the occurrence of any breach of any covenant of such Party in this Article IV or of the occurrence of any event that may make the satisfaction of any conditions in Section 5.1 or Section 5.2 impossible or unlikely. No disclosure pursuant to this Section 4.4 will prevent or cure any breach of any representation or warranty or covenant set forth herein. Notwithstanding the foregoing, in the event that one Party supplements the schedules pursuant to this Section 4.4 or notifies the other Party of a breach of any covenant, and notwithstanding such disclosure the other Party proceeds to close the transaction contemplated by this Agreement, the non-breaching party may not seek indemnification for such breach to the extent of the disclosure thereof.
     Section 4.5. No Negotiation. Until such time as this Agreement is terminated pursuant to Section 8.1, Seller Parties shall not, and shall cause their respective representatives and agents not to, directly or indirectly, solicit, initiate, encourage, or entertain any inquiries or proposals from, discuss or negotiate with, provide any information to, or consider the merits of any inquiries or proposals from, any Person (other than Buyer) relating to any merger, consolidation, business combination, or similar transaction involving the Company, or the sale of the business or assets of the Company (other than sales of inventory in the ordinary course of business), or the sale of any capital stock of the Company. Seller Parties shall notify Buyer of any such inquiry or proposal and the terms thereof within twenty-four (24) hours of receipt or awareness of the same by any Seller Party.
     Section 4.6. Payment of Indebtedness by Related Persons. Sellers shall cause all indebtedness owed to the Company by Sellers, the employees of the Company, or any Related Person thereof, to be paid in full prior to Closing.

     Section 4.7. Interim Financial Statements. Until the Closing Date, Sellers shall cause the Company to deliver to Buyer within fifteen (15) calendar days after the end of each month the unaudited balance sheets of the Company as of the last day of such month and the related unaudited income statements for the month then ended prepared in a manner consistent with the Company’s current practices.
     Section 4.8. Termination of Certain Agreements. Prior to the Closing Date, at the Buyer’s election, the Company shall take all necessary steps to terminate the Company’s 401(k) Plan and shall provide satisfactory evidence to Buyer of such termination. Prior to the Closing Date, the Amended and Restated Shareholders Agreement dated August 8, 2002 shall have been terminated, and all warrants and options for the purchase of any of the Company’s stock shall have been exercised or cancelled. Buyer shall arrange for the remittance of any income tax and employment tax withholding amounts out of the Cash Consideration otherwise payable to such optionee. The Company shall timely pay on behalf of any Person to whom the Company has tax withholding obligations any applicable employment tax expense payable with respect to the exercise by any optionee of any option to purchase stock or the realization of any other benefit to which the optionee is entitled pursuant to the Company’s option plan.
     Section 4.9. Physical Inventory. Prior to the Closing, at Buyer’s option and expense, Buyer and its representatives shall have the right to conduct a physical inventory of the Company’s assets.
ARTICLE V
CONDITIONS TO CLOSING
     Section 5.1. Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction at or prior to the Closing of each of the following conditions (any of which may be waived in writing, in whole or in part, by Buyer):
          (a) Representations and Warranties. (i) Each of the representations and warranties of Principal Sellers and the Company in Article II and the Sellers in Article IIA of this Agreement must have been accurate in all material respects as of the date of this Agreement, and must be accurate in all material respects as of the Closing Date as if made on the Closing Date, and (ii) each of the representations and warranties of the Principal Sellers and the Company in Article II and the Sellers in Article IIA of the Agreement that contains an express materiality qualification must have been accurate in all respects as of the date of this Agreement, and must be accurate in all respects as of the Closing Date as if made on the Closing Date.
          (b) Covenants. All of the covenants and obligations that Seller Parties are required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been duly performed and complied with in all material respects.
          (c) Consents. Other than Lease Consents and consents to the assignment of certain equipment leases disclosed on Section 2.2(b) of the Disclosure Schedule, all consents required to be obtained from, and all declarations or filings required to be made with, any Governmental Authority or other Person in connection with the transactions contemplated hereby, including those set forth on Section 2.2(c) of the Disclosure Schedule, must have been obtained.
          (d) No Proceedings. Since the date of this Agreement, there must not have been commenced or threatened against Buyer, or against any Affiliate thereof, any Proceeding (i) involving any challenge to, or seeking Damages or other relief in connection with, the transactions contemplated hereby, or (ii) that may have the effect of preventing, delaying, making illegal, imposing limitations or conditions on, or otherwise interfering with, any of the transactions contemplated hereby.

          (e) No Claim regarding Stock Ownership or Sales Proceeds. There must not have been made or threatened by any Person any claim asserting that such Person (i) is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, any stock of, or any other voting, equity, or ownership interest in, the Company, or (ii) is entitled to all or any portion of the Purchase Price payable for the Shares (except as otherwise contemplated herein).
          (f) No Conflict. Neither the consummation nor the performance of the transactions contemplated hereby will, directly or indirectly (with or without notice or lapse of time), conflict with or result in a violation of, or cause Buyer or any Affiliate thereof to suffer any material adverse consequence under, any Order issued by any court or other Governmental Authority since the date of this Agreement or any Legal Requirement enacted or promulgated since the date of this Agreement.
          (g) Officers and Directors. Except as otherwise agreed to by Buyer, each of the officers and directors of the Company must have resigned effective as of the Closing.
          (h) Closing Deliveries. Sellers must have caused the documents and instruments required by Section 1.4(a) and the following documents to be delivered (or tendered subject only to Closing) to Buyer:
          (i) the Articles of Incorporation and all amendments thereto of the Company, duly certified as of a recent date by the Secretary of State of the State of Georgia;
          (ii) certificates dated as of a date not earlier than the tenth Business Day prior to Closing as to the good standing of the Company, executed by the appropriate officials of the jurisdiction of the Company’s incorporation and each jurisdiction in which the Company is licensed or qualified to do business as a foreign corporation as specified in Section 2.1(a);
          (iii) a certificate dated as of the Closing Date, executed by Sellers and the Company, certifying as to the satisfaction of the conditions set forth in Sections 5.1(a) and (b); and
          (iv) such other documents as Buyer may reasonably request for the purpose of evidencing the satisfaction of any condition referred to in this Section 5.1, or otherwise facilitating the consummation or performance of any of the transactions contemplated hereby.
          (i) Material Adverse Change. Between the date hereof and Closing, there shall have been no material adverse change in the business, operations, prospects, assets, results of operations, or condition of the Company, and no event shall have occurred or circumstance shall exist that may reasonably be expected to result in such a material adverse change. For purposes of this Section 5.1(i), an adverse effect on the business or prospects of the Company that (i) arises from general business or economic conditions, or (ii) is cured by the Company before the earlier of the Closing Date and the date on which this Agreement is terminated, pursuant to Section 6.1 hereof, shall not constitute a “material adverse change”.
          (j) Value of Inventory. At the Closing, the market value of the Company’s inventory shall equal or exceed $1,900,000 (net of any reserves) as determined by Buyer in its reasonable discretion.
     Section 5.2. Conditions to Obligations of Sellers. The obligations of Sellers to consummate the transactions contemplated by this Agreement are subject to the satisfaction at or prior to the Closing of each of the following conditions (any of which may be waived in writing, in whole or in part, by Sellers):
          (a) Representations and Warranties. Each of the representations and warranties of Buyer in Article III of this Agreement must have been accurate in all material respects as of the date of this Agreement, and must be accurate in all material respects as of the Closing Date as if made on the Closing Date.
          (b) Covenants. All of the covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been duly performed and complied with in all material respects.
          (c) No Conflict. Neither the consummation nor the performance of the transactions contemplated hereby will, directly or indirectly (with or without notice or lapse of time), conflict with, or result in a violation of, or cause Sellers to suffer any material adverse consequence under, any Order issued by any court or other Governmental Authority since the date of this Agreement or any Legal Requirement enacted or promulgated since the date of this Agreement.
          (d) Closing Deliveries. Buyer must have delivered the documents and instruments required by Section 1.4(b) and the following documents to Sellers:
          (i) a certificate, dated as of the Closing Date, executed by Buyer, certifying as to the satisfaction of the conditions set forth in Sections 5.2(a) and (b); and
          (ii) such other documents as Sellers may reasonably request for the purpose of evidencing the satisfaction of any condition referred to in this Section 5.2, or otherwise facilitating the consummation or performance of any of the transactions contemplated hereby.
ARTICLE VI
TERMINATION
     Section 6.1. Termination Events. By written notice given prior to or at the Closing, subject to Section 6.2, this Agreement may be terminated as follows:
          (a) by Buyer, in the event a material breach of this Agreement has been committed by any Seller Party and such breach has not been waived in writing by Buyer;
          (b) by Sellers, in the event a material breach of this Agreement has been committed by Buyer, and such breach has not been waived in writing by Sellers;
          (c) by Buyer, if the satisfaction of any of the conditions to Buyer’s obligation to close the transactions contemplated hereby as set forth in Section 5.1 becomes impossible (other than through the failure of Buyer to comply with its obligations under this Agreement), and Buyer has not waived such condition in writing on or before such date;
          (d) by Sellers, if the satisfaction of any of the conditions to Sellers’ obligation to close the transactions contemplated hereby as set forth in Section 5.2 becomes impossible (other than through the failure of Sellers to comply with their obligations under this Agreement), and Sellers have not waived such condition in writing on or before such date;
          (e) by mutual consent of Buyer and Sellers; and

          (f) by Buyer or Sellers, if the Closing has not occurred on or before February 28, 2007, or such later date as the Parties may agree upon, unless the terminating party(ies) is in material breach of this Agreement.
     Section 6.2. Effect of Termination. Each Party’s right of termination under Section 6.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of such right of termination will not be an election of remedies. If the Agreement is terminated pursuant to Section 6.1, all obligations of the Parties under this Agreement will terminate, except that the obligations in this Article VI, Section 7.1, Section 7.2, and Article IX will survive; provided, however, that termination of this Agreement will not preclude a Party from bringing an indemnification claim against any other Party to this Agreement for a breach arising prior to such termination pursuant to the terms and conditions set forth herein.
ARTICLE VII
ADDITIONAL AGREEMENTS
     Section 7.1. Public Announcements. Any public announcement or similar publicity with respect to this Agreement or the transactions contemplated hereby will be issued at such time and in such manner as the Parties may agree; provided, however, that in the case of announcements, statements, or acknowledgments that any Party is required by applicable Legal Requirements to make, issue, or release, the making, issuing, or releasing of any such announcement, statements, or acknowledgment by the Party so required to do by applicable Legal Requirements will not constitute a breach of this Agreement if such Party has given, to the extent reasonably possible, notice thereof to the other Parties not less than one (1) Business Day prior to such disclosure and has attempted, to the extent reasonably possible, to clear such announcement, statement, or acknowledgment with the other Parties.
     Section 7.2. Confidentiality Agreements. The Confidentiality Agreement, dated September 19, 2006, as amended on December 1, 2006, entered into by and between Genesco Inc. and the Company (collectively, the “Confidentiality Agreement”) will remain in full force and effect following the date of this Agreement, whether or not the Closing occurs, in accordance with the terms thereof.
     Section 7.3. Customers and Other Business Relationships. After the Closing, Sellers will cooperate with Buyer in its efforts to continue and maintain for the benefit of Buyer those business relationships of Sellers relating to the business of the Company, including relationships with suppliers, customers, landlords, creditors, lessors, and employees. After the Closing, Sellers will refer all customer inquiries relating to the business of the Company to Buyer.
     Section 7.4. Tax Matters.
          (a) Buyer shall prepare or cause to be prepared all Tax Returns of the Company for all Tax periods ending on or prior to the Closing Date that are required to be filed after the Closing Date, including any Tax Return for the short period ending on the Closing Date (the “Short Period Returns”). The results reported and positions taken on all such Tax Returns shall be consistent with the past custom and practice of the Company. Buyer and Seller acknowledge and agree that the Short Period Returns will include deductions from the Company’s income for the Change in Control Payments. Buyer shall provide Sellers with a copy of such Tax Returns at least thirty (30) days prior to the due date for any such return and shall make such revisions as are reasonably requested by Sellers. Buyer shall execute and file such Tax Returns on or prior to the due date thereof (taking into account any extensions received from the relevant tax authorities), and shall pay the Taxes shown as due thereon.

          (b) In order to apportion appropriately any Taxes relating to a period that includes the Closing Date, the Parties will, to the extent permitted by applicable law, elect with the relevant tax authority to treat the Closing Date as the last day of a taxable period of the Company (a “Short Period”), and such period shall be treated as a Short Period and a period ending prior to or on the Closing Date for purposes of this Agreement. In any case where applicable law does not permit the Company to treat the Closing Date as the last day of a Short Period, then for purposes of this Agreement, the portion of each Tax that is attributable to the period which would have qualified as a Short Period if such election had been permitted by applicable law (a “Straddle Period”) shall be (i) in the case of a Tax that is not based on net income, the total amount of such Tax for the period in question multiplied by a fraction, the numerator of which is the number of days in the Straddle Period, and the denominator of which is the total number of days in such period, and (ii) in the case of a Tax that is based on net income, the Tax that would be due with respect to the Straddle Period if such Straddle Period were a Short Period determined based upon an interim closing of the books.
          (c) Any refunds that are received by Buyer or the Company, and any amounts credited against Tax to which Buyer or the Company become entitled, that relate to periods or portions thereof ending on or before the Closing Date shall be for the account of Sellers, in accordance with instructions received from the Shareholders’ Committee, and Buyer shall pay over to the Shareholders’ Committee, for the benefit of the Sellers, any such refund or the amount of such credit within 15 days after receipt or entitlement thereto. In addition, to the extent that a claim for refund or a proceeding results in a payment or credit against Tax by a taxing authority to Buyer or the Company of any amount accrued on the Closing Balance Sheet, Buyer shall pay such amount to the Shareholders’ Committee, for the benefit of the Sellers, within 15 days after receipt or entitlement thereto. This Section 7.4(c) shall not apply to any refunds received by the Company relating to periods ending on or prior to the Closing Date that are received as a result of Buyer filing a claim for refund with the relevant taxing authority (other than refunds included in the calculation of the Working Capital). In addition, any amount otherwise payable to the Sellers pursuant to this Section 7.4(c) shall be reduced by the amount by which the Tax liability of the Company or Buyer is increased for any period following the Closing Date by any adjustments relating to the items that contributed to such refund.
          (d) Neither the Shareholders’ Committee nor Buyer shall file or cause to be filed any amended Tax Return or claims for refund with respect to the Company for any pre-Closing period without the prior written consent of the other Party; provided that the Shareholders’ Committee approval shall not be required if such amended Tax Return does not increase the Company’s Tax liability for the relevant period, or, if the Tax liability is increased, Buyer waives in writing any indemnification claim it may have under this Agreement with respect to such increase.
          (e) Neither Buyer nor the Company nor any of their Affiliates shall make any election under Section 338 of the Code with respect to the transactions contemplated by this Agreement.
          (f) Buyer and Sellers shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns pursuant to this Section 7.4 and any audit, litigation, or other Proceeding with respect to such Tax Returns. Such cooperation shall include Buyer’s retention and (upon Sellers’ request) the provision of records and information which are reasonably relevant to any such audit, litigation, or other Proceeding and Buyer’s filing of any Tax refund claim taken into consideration in determining the Closing Adjustment Amount; provided, however, that Buyer shall have no obligation to file any claim for Tax refunds with respect to which Buyer receives an opinion of counsel or an opinion of its regular accounting firm that such claim would more likely than not be denied by the Internal Revenue Service or other taxing authority. Seller Parties shall retain all of their books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations.

     Section 7.5. Buyer Obligation to Hold Harmless. Buyer agrees to indemnify and hold harmless each Seller from any personal guaranties or obligations that such Seller may have in connection with any contract or instrument to which the Company is a party where such obligation is reflected as a liability of the Company on the Financial Statements and is otherwise solely an obligation of the Company.
ARTICLE VIII
INDEMNIFICATION
     Section 8.1. Survival. All representations, warranties, covenants, and obligations in this Agreement, the Schedules attached hereto, the certificates delivered pursuant to Article V, and any other certificate or document delivered pursuant to this Agreement will survive the Closing to the extent contemplated by Section 8.6. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, reimbursement, or other remedy based on such representations, warranties, covenants, and obligations.
     Section 8.2. Indemnification by Seller Indemnifying Persons. Subject to the terms and conditions of this Article VIII, Sellers and (subject to the last sentence of this Section 8.2) the Company (the “Seller Indemnifying Persons”), jointly and severally, shall indemnify and hold harmless Buyer and its Affiliates, stockholders, officers, directors, employees, agents, and representatives (collectively, the “Buyer Indemnified Persons”), and shall reimburse the Buyer Indemnified Persons for, any losses, liabilities, claims, damages, and expenses (including reasonable attorneys’ fees and expenses), whether or not involving a third-party claim (collectively, “Damages”), arising, directly or indirectly, from or in connection with:
          (a) any breach of any representation or warranty made in Article II or IIA of this Agreement, the Schedules attached hereto (including any supplements thereto), the certificate to be delivered by Sellers and the Company pursuant to Section 5.1(h)(iv), and any certificate or document delivered at Closing by Seller Parties pursuant to this Agreement;
          (b) any breach of any covenant or obligation of Seller Parties in this Agreement;
          (c) any liability or obligation for Taxes payable (including the failure of the Company to receive any Tax refund receivable taken into consideration in determining the Closing Adjustment Amount) for all taxable periods ending on or prior to the Closing Date and the portion through the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date that are not taken into consideration in determining the Closing Adjustment Amount (i) payable by the Company or (ii) for which the Company otherwise has any liability or obligation as a transferee or successor, or pursuant to any contractual obligation or otherwise;
          (d) any claim or Damages arising out of the incidents giving rise to the matters disclosed in Section 2.12 of the Disclosure Schedule;
          (e) any of the matters disclosed on Section 2.8(c) of the Disclosure Schedules; and
          (f) any Lease Consent Cost, Other Lease Increase Cost or Lost Lease Cost in connection with the failure of the Company to give notice of the transactions contemplated by this Agreement to the landlords of the locations listed in section (c) of Schedule 1.7 prior to the Closing or failure of the Company to obtain the consent of the landlords of the locations listed in section (b) of Schedule 1.7 prior to Closing.

Notwithstanding the foregoing, on and after the Closing, the obligation of the Company to indemnify the Buyer Indemnified Persons will terminate and be of no further force and effect.
     Section 8.3. Indemnification by Buyer. Subject to the terms and conditions of this Article VIII, Buyer shall indemnify and hold harmless Sellers and Sellers’ Affiliates, Related Persons, agents, and representatives (collectively, the “Seller Indemnified Persons”), and shall reimburse Seller Indemnified Persons for, any Damages arising, directly or indirectly, from or in connection with:
          (a) any breach of any representation or warranty made by Buyer in Article III of this Agreement, the certificate to be delivered by Buyer pursuant to Section 5.2(d)(iii), and any certificate or document delivered at Closing by Buyer pursuant to this Agreement; and
          (b) any breach of any covenant or obligation of Buyer in this Agreement.
     Section 8.4. Limitations on Indemnification by Seller Indemnifying Persons. Notwithstanding anything contained herein to the contrary, the obligation of Seller Indemnifying Persons to indemnify the Buyer Indemnified Persons pursuant to Section 8.2 is subject to the following limitations and qualifications:
          (a) Seller Indemnifying Persons will not have any indemnification liability under Section 8.2(a) until the total amount of Damages incurred or suffered by the Buyer Indemnified Persons hereunder is at least $150,000 (the “Deductible”), and then only the excess amounts above the Deductible will be payable;
          (b) any indemnification claims brought by or on behalf of the Buyer Indemnified Persons must be brought within the time periods set forth in Section 8.6(a) below; and
          (c) except for liabilities arising out of Sections 2.2(a) (Authority), 2.3 (Capitalization), 2.7 (Taxes), 2.9 (Employee Benefits), 2.23 (Brokers or Finders), 2A.1 (Ownership of Shares), and 2A.2 (Authorization) and subject to Section 8.10, the Seller Indemnifying Persons’ maximum aggregate liability under Sections 8.2.(a) and 8.2.(b) shall not exceed $6,000,000. The only available source of payments for any Damages arising under Section 8.2(d) shall be the Litigation Escrow.
     Section 8.5. Limitations on Indemnification by Buyer. Notwithstanding anything contained herein to the contrary, the obligation of Buyer to indemnify Seller Indemnified Persons pursuant to Section 8.3 is subject to the following limitations and qualifications:
          (a) Buyer will not have any indemnification liability under Section 8.3(a) until the total amount of Damages incurred or suffered by Seller Indemnified Persons hereunder exceeds the Deductible, and then only the excess amounts above the Deductible will be payable; provided, however, that Buyer’s obligations pursuant to Section 7.5 of this Agreement shall not be subject to the Deductible;
          (b) any indemnification claims brought by or on behalf of Seller Indemnified Persons must be brought within the time periods set forth in Section 8.6(b) below; and
          (c) subject to Section 8.10, Buyer’s maximum aggregate liability under Section 8.3(a) and 8.3(b) shall not exceed $6,000,000.

     Section 8.6. Time Limitations.
          (a) If the Closing occurs, Seller Indemnifying Persons will have no indemnification liability under this Article VIII with respect to (i) any claims made under Section 8.2(a) or (ii) any claims made under Section 8.2(b) relating to any covenant or obligation to be performed and complied with by Seller Parties on or prior to the Closing Date, unless on or before the date that is eighteen (18) months following the Closing Date, Buyer notifies the Shareholders’ Committee of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Buyer; provided, however, that (x) any claims with respect to Sections 2.7, 2.9, 2.13, and 2.23, made under Section 8.2(a), or any claims made under Section 8.2(c) or 8.2(e), may be made at any time prior to the expiration of the applicable statute of limitations and (y) any claims with respect to Sections 2.2(a), 2.3, 2A.1 and 2A.2, a claim made under Section 8.2(d) or 8.2(f) or a claim for indemnification or reimbursement not based upon any covenant or obligation to be performed and complied with prior to the Closing Date may be made at any time.
          (b) If the Closing occurs, Buyer will have no indemnification liability under this Article VIII with respect to (i) any claim made under Section 8.3(a) or (ii) any claims made under Section 8.3(b) relating to any covenant or obligation to be performed and complied with by Buyer on or prior to the Closing Date, unless on or before the date that is eighteen (18) months following the Closing Date, the Shareholders’ Committee notifies Buyer of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Sellers; provided, however, that any claim for indemnification or reimbursement made under Section 8.3(b) not based upon any covenant or obligation to be performed and complied with prior to the Closing Date may be made at any time.
     Section 8.7. Procedure for Indemnification.
          (a) An indemnified party under Section 8.2 or 8.3, as the case may be (an “Indemnified Person”) that has (or believes that it has) a claim for indemnification under this Article VIII, other than a claim for indemnification that involves a third party claim, shall give written notice to Buyer or the Shareholders’ Committee, as applicable (each, an “Indemnifying Person”, as applicable) (a “Claim Notice”), requesting indemnification and describing in reasonable detail to the extent then known the nature of the indemnification claim being asserted by the Indemnified Person, providing therein an estimate of the amount of Damages attributable to the claim to the extent feasible (which estimate may be but shall not necessarily be conclusive of the final amount of such claim), and also providing therein the basis for and factual circumstances surrounding the Indemnified Person’s request for indemnification under this Article VIII. The Indemnifying Person shall, within thirty (30) days after its receipt of a Claim Notice, notify the Indemnified Person in writing as to whether the Indemnifying Person admits or disputes the claim described in the Claim Notice. If the Indemnifying Person gives written notice that it admits the indemnification claim described in such Claim Notice, then the Indemnified Person shall be entitled to indemnification pursuant to the provisions of this Article VIII, and subject to the limitations hereof, with respect to the estimated amount of Damages stated in the Claim Notice. If the Indemnifying Person notifies the Indemnified Person in writing that it disputes such claim for indemnification, or that it admits the entitlement of the Indemnified Person to indemnification under this Article VIII with respect thereto but disputes the amount of the Damages in connection therewith, or if the Indemnifying Person fails to notify the Indemnified Person within such thirty (30) day period that it either admits or disputes such claim for indemnification, then in either of such cases the indemnification claim described in the Claim Notice shall be a disputed indemnification claim that must be resolved by settlement between the Indemnified Person and the Indemnifying Person or by proceedings commenced in an appropriate court of competent jurisdiction by either the Indemnifying Person or the Indemnified Person, or by any other mutually agreeable method. Payment of all amounts determined pursuant to this Section 8.7 to be owed to a Buyer Indemnified Person shall be made (y) by the Escrow Agent, first to the extent of the Escrow Consideration, upon the written instruction for the making of such payment by both the Shareholders’

Committee and Buyer, and/or (z) after the Escrow Consideration is exhausted, by the Sellers by wire transfer to an account specified by Buyer, in each case within ten (10) days after (i) the making of a binding settlement approved by the Shareholders’ Committee and Buyer, or (ii) the expiration of all appeal rights from a final adjudication of a court of competent jurisdiction with respect thereto, or (iii) the final and nonappealable determination of such liability and amount by any other resolution method undertaken pursuant to the mutual written agreement of the Buyer and the Shareholders’ Committee. Payment of all amounts determined pursuant to this Section 8.7(a) to be owed to a Seller Indemnified Person shall be made by Buyer within ten (10) days after (i) the making of a binding settlement approved by the Shareholders’ Committee and Buyer, or (ii) the expiration of all appeal rights from a final adjudication of a court of competent jurisdiction with respect thereto, or (iii) the final and nonappealable determination of such liability and amount by any other resolution method undertaken pursuant to the mutual written agreement of the Buyer and the Shareholders’ Committee.
          (b) If a claim is asserted against an Indemnified Person by a person other than a party to this Agreement and is based on factual allegations which, if true, would entitle the Indemnified Person to indemnification under Section 8.2 or 8.3 (any such claim is a “Third Party Claim”), the Indemnified Person against whom the Third Party Claim is asserted shall give a Claim Notice to the Indemnifying Person of the assertion of such Third Party Claim, describing in such notice in reasonable detail to the extent then known the nature of the Third Party Claim and the factual basis and circumstances surrounding same and estimating the amount of Damages attributable to such Third Party Claim to the extent feasible (which estimate shall not be conclusive of or binding as to the final amount of such indemnification claim). A copy of all papers served on or received by the Indemnified Person with respect to such Third Party Claim, if any, shall be attached to the Claim Notice. The failure of an Indemnified Person to properly deliver a Claim Notice to the Indemnifying Person shall not defeat or prejudice the indemnification rights under this Article VIII of such Indemnified Person with respect to the related Third Party Claim unless and except to the extent that the resulting delay is materially prejudicial to the defense of the Third Party Claim or the amount of Damages associated therewith. Within fifteen (15) days after receipt of any Claim Notice with respect to a Third Party Claim (the “Election Period”), the Indemnifying Person shall notify the Indemnified Person who provided the Claim Notice in writing that the Indemnifying Person either (i) disputes the right of the Indemnified Person to indemnification under this Article VIII with respect to that Third Party Claim, or (ii) admits the right of the Indemnified Person to indemnification under this Article VIII with respect to Damages arising in connection with that Third Party Claim. The failure of the Indemnifying Person to respond to the Indemnified Person within such fifteen (15) day period after receipt of a Claim Notice by the Indemnifying Person shall be deemed to constitute a response by the Indemnifying Person that it denies the right of such Indemnified Person to indemnification under this Article VIII with respect to that Third Party Claim.
          (c) If the Indemnifying Person admits that an Indemnified Person is entitled to indemnification under this Article VIII with respect to a Third Party Claim, then in such event (i) the Indemnifying Person shall vigorously defend the Third Party Claim with counsel approved by the Indemnified Person (which approval shall not be unreasonably withheld), and (ii) the Indemnifying Person shall not enter into any settlement of the Third Party Claim unless such settlement is approved in writing by the Indemnified Person (which approval may not be unreasonably withheld or delayed). (If the Shareholders’ Committee is the Indemnifying Person defending a Third Party Claim, the costs and expenses of such defense shall be payable by (or the Shareholders’ Committee shall be entitled to reimbursement therefor upon demand to) the Escrow Agent from the funds held pursuant to the Escrow Agreement, and Buyer and the Shareholders’ Committee shall each so instruct the Escrow Agent in writing to that effect.) If the Indemnifying Person disputes the right of the Indemnified Person to indemnification under this Article VIII with respect to the Third Party Claim described in a Claim Notice, then in such event (i) the Indemnified Person may defend the Third Party Claim with counsel of its choice and may enter into a settlement thereof without seeking or obtaining approval of the Indemnifying Person as to counsel employed or for the making of such settlement, and (ii) the amount of damages incurred by the Indemnified Person in connection with such Third Party Claim, and the Indemnified Person’s right to indemnification under this Article VIII with respect thereto, shall be a disputed indemnification claim to be resolved by settlement between the Indemnifying Person and the Indemnified Person, or by appropriate proceedings in any court of competent jurisdiction. Payment of all amounts determined pursuant to this subsection (c) to be owed to a Buyer Indemnified Person shall be made (y) by the Escrow Agent, first to the extent of the Escrow Consideration, upon the written instruction for the making of such payment by both the Shareholders’ Committee and Buyer, and/or (z) after the Escrow Consideration is exhausted, by the Sellers by wire transfer to an account specified by Buyer, in each case within ten (10) days after (i) the making of a binding settlement approved in writing by the Shareholders’ Committee and the Buyer Indemnified Person, or (ii) the expiration of all appeal rights from a final adjudication of a court of competent jurisdiction with respect thereto, or (iii) the final and nonappealable determination of such liability and amount by any other resolution method undertaken pursuant to the mutual written agreement of the Shareholders’ Committee and the Buyer Indemnified Person. Payment of all amounts determined pursuant to this Section 8.7(c) to be owed to a Seller Indemnified Person shall be made by Buyer, within ten (10) days after (i) the making of a binding settlement, or (ii) the expiration of all appeal rights from a final adjudication of a court of competent jurisdiction with respect thereto, or (iii) the final and nonappealable determination of such liability and amount by any other resolution method undertaken pursuant to the mutual written agreement of the Shareholders’ Committee and the Buyer Indemnified Person.
          (d) With respect to any third-party claim subject to indemnification under this Article VIII: (i) both the Indemnified Person and the Indemnifying Person, as the case may be, shall keep the other Person fully informed of the status of such Third Party Claim and any related Proceedings at all stages thereof where such Person is not represented by its own counsel, and (ii) the Indemnified Person and Indemnifying Person shall render to each other such assistance as they may reasonably require of each other and cooperate in good faith with each other in order to ensure the proper and adequate defense of any third-party claim.
          (e) With respect to any Third Party Claim subject to indemnification under this Article VIII, the Parties shall cooperate in such a manner as to preserve in full (to the extent possible) the confidentiality of all confidential information and the attorney-client and work-product privileges. In connection therewith, each party agrees that: (i) it will use its reasonable best efforts, in respect of any third-party claim in which it has assumed or has participated in the defense, to avoid production of confidential information (consistent with applicable law and rules of procedure), and (ii) all communications between any Parties hereto and counsel responsible for or participating in the defense of any Third Party Claim will, to the extent possible, be made so as to preserve any applicable attorney-client or work-product privilege.
     Section 8.8. Indemnification for Certain Disclosed Matters. Notwithstanding anything contained herein to the contrary, the Damages arising, directly or indirectly, from or in connection with the defense of or satisfaction of Liabilities associated with the matters described in Section 2.12 of the Disclosure Schedule shall be determined pursuant to Section 8.7, and within five (5) Business Days after such determination, the Shareholders’ Committee and/or Buyer will deliver joint written instructions to the Escrow Agent under the Escrow Agreement directing that the appropriate amount be paid to Buyer from the Escrow Fund.
     Section 8.9. Materiality Qualifications. For purposes of calculating the amount of Damages to which the Buyer Indemnified Persons and Seller Indemnified Persons are entitled under this Article VIII and for purposes of determining whether a representation or warranty has been breached, the terms “material,” “materiality,” and “Material Adverse Effect” will be disregarded.

     Section 8.10. Other Actions. Notwithstanding anything to the contrary in this Article VIII, any liabilities arising from criminal activity, willful misrepresentation or fraud shall survive the periods set forth in Section 8.6 and shall not be subject to the limitations on liability set forth in Sections 8.4 and 8.5.
     Section 8.11. Exclusive Remedy. Each of the Parties agrees that its sole recourse for any breach or default hereunder, or for any other matter as to which indemnification is provided to it in this Article VIII, shall be limited to (a) the indemnification provisions set forth herein, (b) any equitable relief to which it is entitled, and (c) any action based on criminal liability, willful misrepresentation or common law fraud.
     Section 8.12. Indemnification Calculations. The amount of any Damages for which indemnification is provided under this Article VIII shall be computed net of any insurance proceeds received by Buyer or other recoveries available to any Indemnified Person in connection with such Damages. Each Indemnified Person shall use commercially reasonable efforts to obtain such proceeds and recoveries. If any such proceeds or recoveries are received by any Indemnified Person (or any of its Affiliates) with respect to any Damages after an Indemnifying Person has made a payment to the Indemnified Person with respect thereto, the Indemnified Person (or such Affiliate) shall promptly pay to the Indemnifying Person the amount of such proceeds or recoveries (up to the amount of the Indemnifying Person’s payment).
     Section 8.13. Tax Treatment of Indemnity Payments. The Parties agree that any indemnification payments made pursuant to this Agreement shall be treated as an adjustment to the Purchase Price unless otherwise required by applicable law.
     Section 8.14. Liability Limitations. In no event shall any Indemnified Person be, under or in respect of this Agreement, entitled to recover punitive or exemplary damages.
ARTICLE IX
SHAREHOLDERS’ COMMITTEE
     Section 9.1. Shareholders’ Committee. From and after the date of the execution of this Agreement, Buyer shall be entitled to deal exclusively with a Shareholders’ Committee (the “Shareholders’ Committee”) in respect of all notices, disputes and other matters delegated to the Shareholders’ Committee pursuant to this Agreement or the Escrow Agreement. The Shareholders’ Committee shall consist of Michael W. McNelis, Mark S. Monroe and Donald W. Weber and shall have the power and authority:
          (i) to execute and deliver the Escrow Agreement (with such modifications or changes therein as to which the Shareholders’ Committee, in its sole discretion, shall have consented) and to agree to such amendments or modifications thereto as the Shareholders’ Committee, in its sole discretion, determines to be desirable;
          (ii) to execute and deliver such waivers, consents and amendments in connection with this Agreement and the Escrow Agreement and the consummation of the transactions contemplated hereby and thereby as the Shareholders’ Committee, in its sole discretion, may deem necessary or desirable;
          (iii) except as otherwise provided herein, to collect and receive all monies and other proceeds and property payable to the Sellers, pursuant to the terms of the Escrow Agreement, including, without limitation, the Escrow Amount and any portion of or earnings accrued on such Escrow Amount which are distributable to the Sellers, subject to the Escrow

Agreement, and to apply the proceeds thereof to the payment of (or reimbursement of the Shareholders’ Committee for) expenses and liabilities which the Shareholders’ Committee may actually incur in the performance of its duties pursuant to this Agreement or the Escrow Agreement and, subject to any applicable withholding retention laws, to disburse and pay the same to each of the Sellers to the extent of, and in accordance with, the respective interests of the Sellers, as set forth on Schedule III to the Escrow Agreement;
          (iv) to enforce and protect the rights and interests of the Sellers arising out of or under or in any manner relating to this Agreement and the Escrow Agreement, and each other agreement, document, instrument or certificate referred to herein or therein or the transactions provided for herein or therein (including, without limitation, in connection with any and all claims for indemnification brought under Article VIII hereof), and to take any and all actions which the Shareholders’ Committee believes are necessary or appropriate under either of the Escrow Agreement and/or this Agreement for and on behalf of the Sellers including, consenting to, compromising or settling any such claims, conducting negotiations with Buyer and its representatives regarding such claims, and, in connection therewith, to (A) assert any claim or institute any action, proceeding or investigation; (B) investigate, defend, contest or litigate any claim, action, proceeding or investigation initiated by the Buyer, or any other Person, or by any Governmental Authority against the Shareholders’ Committee and/or any of the Sellers and/or the Escrow Amount, and receive process on behalf of any or all of the Sellers in any such claim, action, proceeding or investigation and compromise or settle on such terms as the Shareholders’ Committee shall determine to be appropriate, and give receipts, releases and discharges with respect to, any such claim, action, proceeding or investigation; (C) file any proofs of debt, claims and petitions as the Shareholders’ Committee may deem advisable or necessary; (D) settle or compromise any claims asserted under either this Agreement or the Escrow Agreement; and (E) file and prosecute appeals from any decision, judgment or award rendered in any such action, proceeding or investigation, it being understood that the Shareholders’ Committee shall not have any obligation to take any such actions, and shall not have any liability for any failure to take any such actions;
          (v) to refrain from enforcing any right of the Sellers or any of them and/or the Shareholders’ Committee arising out of or under or in any manner relating to this Agreement, the Escrow Agreement or any other agreement, instrument or document in connection with the foregoing; provided, however, that no such failure to act on the part of the Shareholders’ Committee, except as otherwise provided in this Agreement or in the Escrow Agreement, shall be deemed a waiver of any such right or interest by the Shareholders’ Committee or by the Sellers unless such waiver is in writing signed by the waiving party or by the Shareholders’ Committee;
          (vi) to make, execute, acknowledge and deliver all such other agreements, guarantees, orders, receipts, endorsements, notices, requests, instructions, certificates, stock powers, letters and other writings, and, in general, to do any and all things and to take any and all action that the Shareholders’ Committee, in its sole and absolute discretion, may consider necessary or proper or convenient in connection with or to carry out the transactions contemplated by this Agreement, the Escrow Agreement and all other agreements, documents or instruments referred to herein or therein or executed in connection herewith and therewith; and
          (vii) to engage special counsel, accountants and other advisors and incur such other expenses on behalf of the Sellers in connection with any matter arising under this Agreement or the Escrow Agreement as the Shareholders’ Committee deems appropriate.

     Section 9.2. Expenses of Shareholders’ Committee. The Shareholders’ Committee shall be entitled to receive reimbursement from, and be indemnified by, the Sellers for certain expenses, charges and liabilities as provided below, which charges and liabilities shall first be paid or reimbursed from any Closing Adjustment Amount as described in Section 1.6 or upon release of any amounts of the Escrow Consideration to the Shareholders’ Committee on behalf of the Sellers pursuant to the Escrow Agreement. In connection with this Agreement, the Escrow Agreement and any instrument, agreement or document relating hereto or thereto, and in exercising or failure to exercise all or any of the powers conferred upon the Shareholders’ Committee hereunder, (i) the Shareholders’ Committee shall incur no responsibility whatsoever to any of the Sellers by reason of any error in judgment or other act or omission performed or omitted hereunder or in connection with the Escrow Agreement or any such other agreement, instrument or document, excepting only responsibility for any act or failure to act which represents willful misconduct, and (ii) the Shareholders’ Committee shall be entitled to rely on the advice of counsel, public accountants or other independent experts experienced in the matter at issue, and any error in judgment or other act or omission of the Shareholders’ Committee pursuant to such advice shall in no event subject the Shareholders’ Committee to liability to any of the Sellers. Each of the Sellers shall indemnify, pro rata based upon such holder’s percentage interest as set forth on Schedule III to the Escrow Agreement, the Shareholders’ Committee against all losses, damages, liabilities, claims, obligations, costs and expenses, including reasonable attorneys’, accountants’ and other experts’ fees and the amount of any judgment against them, of any nature whatsoever (including, but not limited to, any and all expenses whatsoever reasonably incurred in investigating, preparing or defending against any litigation, commenced or threatened or any claims whatsoever), arising out of or in connection with any claim, investigation, challenge, action or proceeding or in connection with any appeal thereof, relating to the acts or omissions of the Shareholders’ Committee hereunder, or under the Escrow Agreement or otherwise. The foregoing indemnification shall not apply in the event of any action or proceeding which finally adjudicates the liability of the Shareholders’ Committee hereunder for its willful misconduct. In the event of any indemnification hereunder, upon written notice from the Shareholders’ Committee to the Sellers as to the existence of a deficiency toward the payment of any such indemnification amount, each Seller shall promptly deliver to the Shareholders’ Committee full payment of his or her ratable share of the amount of such deficiency, in accordance with such holder’s percentage interest as set forth on Schedule III to the Escrow Agreement.
     Section 9.3. Survival of Indemnities. All of the indemnities, immunities and powers granted to the Shareholders’ Committee under this Agreement shall survive the Closing Date and/or any termination of this Agreement and/or the Escrow Agreement.
     Section 9.4. Reliance. Buyer shall have the right to rely upon all actions taken or omitted to be taken by the Shareholders’ Committee pursuant to this Agreement and the Escrow Agreement, all of which actions or omissions shall be legally binding upon the Sellers.
     Section 9.5. Irrevocable Grant. The grant of authority provided for herein (i) is coupled with an interest and shall be irrevocable and survive the death, incompetency, bankruptcy or liquidation of any of the Sellers, and (ii) shall survive the Closing, and any action taken by the Shareholders’ Committee pursuant to the authority granted in this Agreement or under the Escrow Agreement shall be effective and absolutely binding on each Seller notwithstanding any contrary action of or direction from such holder.
     Section 9.6. Accounting. Upon written request of any Seller, the Shareholders’ Committee shall provide such holder with an accounting of all monies received and distributed by the Shareholders’ Committee, and shall provide such holder with such other reasonable information regarding the Shareholders’ Committee’s actions as such holder may reasonably request.

     Section 9.7. Limitation of Liability. Buyer acknowledges and agrees that the Shareholders’ Committee shall have no liability to, and shall not be liable for any Damages of Buyer or to any Buyer Indemnified Person in connection with any obligations of the Shareholders’ Committee under this Agreement or the Escrow Agreement or otherwise in respect of this Agreement or the transactions contemplated hereby, except to the extent that such Damages shall be proven to be the direct result of willful misconduct by the Shareholders’ Committee in connection with the performance of its obligations hereunder or under the Escrow Agreement.
     Section 9.8. Resignation, Death or Disability. No member of the Shareholders’ Committee shall resign his position hereunder unless and until a replacement member has been appointed and such replacement member agrees in writing to be bound by this Agreement and the Escrow Agreement. If a member of the Shareholders’ Committee dies or becomes disabled, the remaining members shall appoint a replacement member to the Shareholders’ Committee.
     Section 9.9. Actions by Shareholders’ Committee. Any action by the Shareholders’ Committee may be taken pursuant to a meeting (whether telephonic or otherwise) or written consent. The affirmative vote of 2 of the 3 members shall be sufficient to approve all actions of the Shareholders’ Committee.
ARTICLE X
GENERAL PROVISIONS
     Section 10.1. Expenses. Buyer shall bear its costs and expenses incurred in connection with the preparation, execution, and performance of this Agreement and the transactions contemplated hereby, including all fees and expenses of Buyer’s agents and representatives and all transfer, documentary, sales, use, or other similar Taxes arising in connection with the transactions contemplated hereby. The Sellers shall bear the costs and expenses of Seller Parties incurred in connection with the preparation, execution, and performance of this Agreement and the transactions contemplated hereby, including all fees and expenses of Seller Parties’ agents and representatives.
     Section 10.2. Assignment; No Third Party Beneficiaries. No party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other Parties, except that Buyer may assign any of its rights and delegate any of its obligations under this Agreement to any Affiliate of Buyer, provided that no such assignment or delegation will relieve Buyer from any of its obligations hereunder. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the Parties. Nothing in this Agreement will be construed to give any Person other than the Parties to this Agreement any legal or equitable right under or with respect to this Agreement or any provision of this Agreement, except such rights as will inure to a successor or permitted assignee pursuant to this Section 10.2.
     Section 10.3. Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and must be delivered (a) personally, (b) by national overnight courier with confirmation of next-day delivery, (c) by facsimile or (d) by email and will be deemed given (w) when so delivered personally, (x) if sent by national overnight courier, two (2) days after the date of mailing, to the addresses set forth below, (y) if sent by facsimile, upon confirmation of transmission by the transmitting equipment or (z) if sent by email, one (1) day after the email is sent (or to such other physical or email addresses and facsimile numbers as a Party may designate by notice to the other Parties):

If to Sellers or the Company (prior to the Closing Date):
Hat Shack, Inc.
1061 Triad Court, Suite 6
Marietta, Georgia 30062
Facsimile: (770) 419-7838
If to Shareholders’ Committee:
845 Spring Street, #330
Atlanta, Georgia 30308
Attn: Mark S. Monroe
Email:
525 Old Cobblestone Drive
Atlanta, Georgia 30350
Attention: Donald W. Weber
Email: dwweber@mindspring.com
4401 Mangrove Place
Sarasota, Florida 34242
Attention: Michael W. McNelis
Email: mike@sigmafundingllc.com
with a copy to:
Arnall Golden Gregory LLP
171 17th Street, NW, Suite 2100
Atlanta, Georgia 30363-1032
Attn: Sherman A. Cohen
Facsimile: 404-873-8631
If to Buyer or the Company (following the Closing Date):
Hat World, Inc.
7555 Woodland Drive
Indianapolis, Indiana 46278
Attn: Ken Kocher
Facsimile: 317-337-2622
with a copy to:
Bass, Berry & Sims PLC
315 Deaderick Street, Suite 2700
Nashville, Tennessee 37238-3001
Attn: Allen Overby
Facsimile: 615-742-2711
     Section 10.4. Entire Agreement; Modification. This Agreement (together with the Annexes, Schedules, and Exhibits attached to this Agreement and the other documents delivered pursuant to this Agreement) and the Confidentiality Agreement constitute the entire agreement among the Parties and supersede all prior agreements, whether written or oral, between the Parties with respect to the subject matter hereof and thereof. This Agreement may not be amended except by a written agreement signed by each of the Parties to this Agreement.
     Section 10.5. Waiver; Remedies Cumulative. Neither the failure nor any delay by any Party in exercising any right under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, and no single or partial exercise of any such right will preclude any other or further exercise of such right or the exercise of any other right. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one Party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other Parties; (b) no waiver that may be given by a Party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one Party will be deemed to be a waiver of any obligation of such Party or of the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement. The rights and remedies of the Parties to this Agreement are cumulative and not alternative.
     Section 10.6. Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect, and the Agreement shall be deemed modified to the least extent necessary and not in a manner that would deprive any Party of the benefit of its bargain.
     Section 10.7. Headings; Construction. The headings of Articles and Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All Annexes, Exhibits, and Schedules to this Agreement are incorporated into and constitute an integral part of this Agreement as if fully set forth herein. All words used in this Agreement will be construed to be of such gender or number as the context requires. All references to documents, instruments, or agreements will be deemed to refer as well to all addenda, exhibits, schedules, or amendments thereto. The language used in this Agreement will be construed, in all cases, according to its fair meaning, and not for or against any Party hereto. The Parties acknowledge that each Party has reviewed this Agreement and that rules of construction to the effect that any ambiguities are to be resolved against the drafting Party will not be available in the interpretation of this Agreement.
     Section 10.8. Governing Law. This Agreement will be governed by and construed under the laws of the State of Tennessee without regard to any conflicts of laws principles that would require the application of any other law.
     Section 10.9. Execution of Agreement; Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile, or by .pdf or similar imaging transmission, will constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile, or by .pdf or similar imaging transmission, will be deemed to be their original signatures for any purpose whatsoever.
     Section 10.10. Further Assurances. The parties shall cooperate reasonably with each other and with their respective representatives and agents in connection with any steps required to be taken as part of their respective obligations under this Agreement, and the parties agree (a) to furnish upon request to the other parties such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other parties may reasonably request, for the purpose of carrying out the intent of this Agreement and the transactions contemplated hereby.
[remainder of page intentionally left blank]

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

Company: Hat Shack, Inc.
By:
Name:
Its:

SELLERS:

Mark S. Monroe

Donald W. Weber

Jennifer A. Major

Christopher J. Weber

Steven D. Weber

Walter M. Grant

Doug Cox

Mark Deal

Michael W. McNelis

Katherine Ryback

Jim Hardison

Neal Schachtel

The Monroe Revocable Trust
By:
Craig S. Monroe, Co-Grantor and Co-Trustee

By:
Kathleen M. Monroe, Co-Grantor and Co-Trustee
Signature Page to the Stock Purchase Agreement

Buyer: Hat World, Inc.
By:
Name:
Its:

Signature Page to the Stock Purchase Agreement

Annexes, Exhibits & Disclosure Schedule

Annexes
Annex A	Defined Terms

Exhibits
Exhibit A-1, A-2 and A-3	Forms of Release
Exhibit B-1 and B-2	Forms of Noncompetition Agreement
Exhibit C	Form of Escrow Agreement
Exhibit D	Form of Opinion

Disclosure Schedule

Annex A
Defined Terms
     Capitalized terms used in this Agreement have the meanings set forth below:
     “Affiliate” means, with respect to any Person, any other Person controlling, controlled by, or under common control with such first Person.
     “Agreement” has the meaning set forth in the first paragraph of this Agreement.
     “Applicable Contracts” has the meaning set forth in Section 2.15(a).
     “Audited Financial Statements” has the meaning set forth in Section 2.4.
     “Business Day” means any day other than Saturday or Sunday, or any other day on which banks in the State of Tennessee are permitted or required to be closed.
     “Business Knowledge” has the meaning set forth in Section 2.16(a)(vii).
     “Buyer” has the meaning set forth in the first paragraph of this Agreement.
     “Buyer Closing Documents” has the meaning set forth in Section 3.2(a).
     “Buyer Group” has the meaning set forth in Section 4.1.
     “Buyer Indemnified Persons” has the meaning set forth in Section 8.2.
     “Cash Consideration” has the meaning set forth in Section 1.2(a).
     “Change in Control Payments” means any payments made or to be made by the Company to any Person as a result of the consummation of the transactions contemplated by this Agreement, including any Taxes paid or payable by the Company as a result of such payments, but excluding any payments with respect to options.
     “Claim Notice” has the meaning set forth in Section 8.7(a).
     “Closing” has the meaning set forth in Section 1.3.
     “Closing Adjustment Amount” has the meaning set forth in Section 1.6(a).
     “Closing Balance Sheet” has the meaning set forth in Section 1.6(b).
     “Closing Date” has the meaning set forth in Section 1.3.
     “Code” means the Internal Revenue Code of 1986, as amended.
     “Company” has the meaning set forth in the first paragraph of this Agreement.
     “Company Closing Documents” has the meaning set forth in Section 2.2(a).

     “Compliance Date” has the meaning set forth in Section 2.8(c).
     “Confidentiality Agreement” has the meaning set forth in Section 7.2.
     “Company Related Persons” has the meaning set forth in Section 2.23.
     “Copyrights” has the meaning set forth in Section 2.16(a)(iii).
     “Damages” has the meaning set forth in Section 8.2.
     “Deductible” has the meaning set forth in Section 8.4(a).
     “Delivery Date” has the meaning set forth in Section 1.7(c).
     “Disclosure Schedule” has the meaning set forth in the first paragraph of Article II.
     “Election Period” has the meaning set forth in Section 8.7(b).
     “Employee Benefit Plans” has the meaning set forth in Section 2.9(a).
     “Employment Matters” has the meaning set forth in Section 2.8(c).
     “Environmental Laws” means all domestic or foreign federal, state, local and municipal Legal Requirements concerning pollution or the protection of the environment.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
     “ERISA Affiliate” means any entity that is considered a single employer with the Company under Section 414 of the Code.
     “Escrow” means the Working Capital Escrow, the Indemnification Escrow, the Litigation Escrow and the Lease Escrow.
     “Escrow Agent” means the escrow agent to be mutually agreed to by Buyer and the Shareholders’ Committee, or any successor named pursuant to the Escrow Agreement.
     “Escrow Agreement” has the meaning set forth in Section 1.4(a)(iv).
     “Escrow Fund” has the meaning set forth in Section 1.2(b).
     “Estimated Closing Adjustment Amount” has the meaning set forth in Section 1.5(a).
     “Estimated Closing Balance Sheet” has the meaning set forth in Section 1.5(b).
     “Financial Statements” has the meaning set forth in Section 2.4.
     “GAAP” means generally accepted accounting principles for financial reporting in the United States.

     “Governmental Authority” means any domestic or foreign federal, state, local, or municipal court, legislature, executive, or regulatory authority, agency or commission, or other governmental entity, authority, or instrumentality.
     “Governmental Authorization” means any consent, license, or permit issued, granted, given, or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Legal Requirement.
     “Hazardous Materials” means any (a) pollutant, contaminant, waste, petroleum, petroleum products, asbestos or asbestos-containing material, radioactive materials, polychlorinated biphenyls, mold, urea formaldehyde, and radon gas, and (b) any other chemicals, materials, or substances defined or regulated as “hazardous waste,” “hazardous material,” “hazardous substance,” “extremely hazardous waste,” “restricted hazardous waste,” “biohazardous waste,” “biomedical waste,” “medical waste,” “sharps,” “contaminant,” “pollutant,” “toxic waste,” “toxic substance” or words of similar import, under any Environmental Law.
     “HW Inventory Valuation” has the meaning set forth in Section 1.5(b)(i).
     “Indemnification Escrow” has the meaning set forth in Section 1.2 of the Disclosure Schedule.
     “Indemnified Person” has the meaning set forth in Section 8.7(a).
     “Indemnifying Person” has the meaning set forth in Section 8.7(a).
     “Independent Accountants” has the meaning set forth in Section 1.6(d).
     “Independent Appraiser” has the meaning set forth in Section 1.5(iv).
     “Intellectual Property Assets” has the meaning set forth in Section 2.16(a).
     “Internet Rights” has the meaning set forth in Section 2.16(a)(iv).
     “Knowledge of Buyer” (and any similar expression) means any matters actually known by, or which should be known following reasonable inquiry by, the executive officers or directors of Buyer.
     “Knowledge of the Company” (and any similar expression) means any matters known by, or which should be known following reasonable inquiry by or of, Mark Monroe, Katherine Ryback, Mark Deal, Jim Hardison or any of the directors of the Company.
     “Lease” means any lease listed on Schedule 1.7 hereto.
     “Lease Consent” as applicable with respect to a particular Lease, means a written consent of the landlord thereunder to the consummation of the transactions by this Agreement (and to the effect thereof on the voting control of the Company) or a written waiver by such landlord of any right to terminate the Lease or of any default arising or occurring (or that would arise or occur) as a result of the consummation of the transactions contemplated by this Agreement (and any resultant change of voting control with respect to the Company).
     “Lease Consent Cost” has the meaning set forth in Section 1.7(a)(i).
     “Lease Escrow” has the meaning set forth in Section 1.2 of the Disclosure Schedule.

     “Leased Real Property” has the meaning set forth in Section 2.5(b).
     “Legal Requirements” means any domestic or foreign federal, state, local, or municipal laws, ordinances, codes, or regulations.
     “Liability” or “Liabilities” means, with respect to any Person, any liability or obligation of such Person of any kind, character, or description, whether known or unknown, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable, or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person.
     “Lien” means any charge, claim, lien, option, pledge, security interest, mortgage, or other encumbrance.
     “Litigation Escrow” has the meaning set forth in Section 1.2 of the Disclosure Schedule.
     “Lost Lease Cost” has the meaning set forth in Section 1.7(b).
     “Marks” has the meaning set forth in Section 2.16(a)(i).
     “Material Adverse Effect” means any event, change, occurrence, effect, fact, or circumstance having, or that would reasonably be expected to have, a material adverse effect on the business, operations, prospects, assets, results of operations or financial condition of the Company.
     “Most Recent Balance Sheet” has the meaning set forth in Section 2.4.
     “Most Recent Balance Sheet Date” has the meaning set forth in Section 2.6(a).
     “Noncompetition Agreement” has the meaning set forth in Section 1.4(a)(iii).
     “Order” means any order, injunction, judgment, decree, ruling, assessment, or arbitration award of any Governmental Authority or arbitrator.
     “Other Lease Increase Cost” has the meaning set forth in Section 1.7(a)(ii).
     “Party” has the meaning set forth in the first paragraph of this Agreement.
     “Patents” has the meaning set forth in Section 2.16(a)(ii).
     “Permitted Liens” has the meaning set forth in Section 2.6(a).
     “Person” means any individual, partnership, limited partnership, corporation, business trust, limited liability company, limited liability partnership, joint stock company, trust, unincorporated association, joint venture, or other entity, or any Governmental Authority.
     “Potential Lost Lease Cost” has the meaning set forth in Section 1.7(a)(iii).
     “Presentation Date” has the meaning set forth in Section 1.5(b)(ii).
     “Principal Seller” has the meaning set forth in the first paragraph of Article II.

     “Proceeding” means any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, judicial, or investigative, whether formal or informal, whether public or private) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Authority or arbitrator.
     “Purchase Price” has the meaning set forth in Section 1.2.
     “Related Person” means, with respect to any individual, (a) such individual’s spouse, siblings, children, sibling’s children, or parents, and (b) an entity, the beneficiaries, stockholders, partners or owners, or persons holding a controlling interest of which, consist of such individual and/or such other individuals referred to in clause (a).
     “Releases” has the meaning set forth in Section 1.4(a)(ii).
     “Securities Act” means the Securities Act of 1933, as amended.
     “Seller Closing Documents” has the meaning set forth in Section 2.2(a).
     “Sellers” has the meaning set forth in the first paragraph of this Agreement.
     “Seller Indemnified Persons” has the meaning set forth in Section 8.3.
     “Seller Indemnifying Persons” has the meaning set forth in Section 8.2.
     “Seller Parties” means Sellers and the Company.
     “Shareholders’ Committee” has the meaning set forth in Section 9.1 of this Agreement.
     “Shares” has the meaning set forth in the Recitals of this Agreement.
     “Short Period” has the meaning set forth in Section 7.4b).
     “Short Period Returns” has the meaning set forth in Section 7.4(a).
     “Software” has the meaning set forth in Section 2.16(a)(v).
     “Store EBITDA” means the earnings of each of the Company’s retail stores before taking into account the interest, taxes, depreciation, and amortization with respect to such store as set forth on Schedule 1.7.
     “Straddle Period” has the meaning set forth in Section 7.4(b).
     “Taxes” means any income, payroll, employment, excise, property, franchise, withholding, social security, unemployment, disability, sales, use, transfer, or other tax, fee, assessment, charge, or duty of any kind, and any interest, penalties, additions, or additional amounts thereon, imposed, assessed, or collected by or under the authority of, any Governmental Authority.
     “Tax Returns” means any returns, information returns, reports, statements, schedules, notices, forms, or other documents or information (including any amendment thereof) filed with or submitted to, or required to be filed with or submitted to, any Governmental Authority in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.
     “Third Party Claim” has the meaning set forth in Section 8.7(b).
     “Total EBITDA” has the meaning set forth on Schedule 1.7.
     “Trade Secrets” has the meaning set forth in Section 2.16(a)(vi).
     “Transaction Documents” has the meaning set forth in Section 2A.1.
     “Transaction Expense” means all costs, fees, and expenses incurred by the Company, other than the Change in Control Payments, that are or will become payable upon the Closing or otherwise in connection with the transactions contemplated by this Agreement and the Seller Closing Documents or that were incurred in anticipation of or in the course of the transactions contemplated by this Agreement and the Seller Closing Documents.
     “Unaudited Financial Statements” has the meaning set forth in Section 2.4.
     “Working Capital” means the total assets of the Company (including accruals for any reasonably anticipated Tax refunds) minus the total liabilities of the Company (including all accruals relating to Employee Benefit Plans and all accruals for bonuses and commissions), as determined in accordance with GAAP and in a manner consistent with the Financial Statements; provided, however, that the payment or accrual of the Change in Control Payments, Transaction Expenses, and any obligations related to the termination of the agreements set forth in Section 4.8 shall be included as a liability in the calculation of Working Capital. In no event will the Company record any Tax savings, benefit, deduction or other asset as a result of the exercise of options listed on Section 2.3 of the Disclosure Schedule. In addition, in the event that accounts receivable of the Company reflected on the Estimated Closing Balance Sheet have not been paid within 60 days following Closing, such unpaid accounts receivable will be removed from the Closing Balance Sheet as assets and will be excluded for purposes of determining the Closing Adjustment Amount. In the event that the Company receives payment for such receivables, the Company will promptly remit to the Shareholders’ Committee such payment. Notwithstanding the foregoing, the Company shall be entitled to reflect in the determination of Working Capital the reduction in Tax liability arising from the deduction for the 2007 tax year of the Change in Control Payments made by the Company on the Closing Date and the Transaction Expenses.
     “Working Capital Escrow” has the meaning set forth in Section 1.2 of the Disclosure Schedule.